Exhibit 10.13

CUSIP No.:

LOAN AND SECURITY AGREEMENT

by and among

THE NEWARK GROUP, INC.,

as Borrower

and

CERTAIN DOMESTIC SUBSIDIARIES OF THE NEWARK GROUP, INC.

FROM TIME TO TIME PARTIES HERETO,

as Guarantors

THE LENDERS FROM TIME TO TIME PARTY HERETO

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

WACHOVIA CAPITAL MARKETS, LLC,

as Joint Lead Arranger and Sole Bookrunner

JPMORGAN SECURITIES INC.,

as Joint Lead Arranger

Dated as of March 9, 2007

i

8.4	Priority of Liens; Title to Properties.	66

8.5	Tax Returns.	66

8.6	Litigation.	66

8.7	Compliance with Other Agreements and Applicable Laws.	66

8.8	Environmental Compliance.	67

8.9	Employee Benefits.	68

8.10	Bank Accounts.	69

8.11	Intellectual Property.	69

8.12	Subsidiaries; Affiliates; Capitalization; Solvency.	69

8.13	Labor Disputes.	70

8.14	Restrictions on Subsidiaries.	70

8.15	Material Contracts.	71

8.16	Payable Practices.	71

8.17	Accuracy and Completeness of Information.	71

8.18	Survival of Warranties; Cumulative.	71

8.19	Investment Company Act.	71

8.20	Indebtedness.	72

8.21	Investments.	72

8.22	No Burdensome Restrictions.	72

8.23	Brokers’ Fees.	72

8.24	Security Documents.	72

8.25	Classification of Senior Indebtedness.	72

8.26	Anti-Terrorism Laws.	73

8.27	Compliance with OFAC Rules and Regulations.	73

8.28	Compliance with FCPA.	73

8.29.	Assets Owned by Certain Subsidiaries.	73

SECTION 9 AFFIRMATIVE AND NEGATIVE COVENANTS		74

9.1	Maintenance of Existence.	74

9.2	New Collateral Locations.	74

9.3	Compliance with Laws, Regulations, Etc.	74

9.4	Payment of Taxes and Claims.	76

9.5	Insurance.	76

9.6	Financial Statements and Other Information.	76

9.7	Sale of Assets, Consolidation, Merger, Dissolution, Etc.	79

9.8	Encumbrances.	80

9.9	Indebtedness.	82

9.10	Loans, Investments, Etc.	84

9.11	Restricted Payments.	86

9.12	Transactions with Affiliates.	87

9.13	Compliance with ERISA.	88

9.14	End of Fiscal Years.	88

9.15	Change in Business.	88

9.16	Limitation of Restrictions Affecting Subsidiaries.	89

9.17	Fixed Charge Coverage Ratio.	89

9.18	Senior Leverage Ratio.	89

9.19	License Agreements.	89

9.20	Foreign Assets Control Regulations, Etc.	91

9.21	Costs and Expenses.	91

9.22	Additional Credit Parties.	92

9.23	Pledged Assets.	92

9.24	Amendment of Subordinated Debt; ABL Financing Agreements.	92

9.25	Limitations on Activities of NP Cogen.	93

9.26	Sale Leasebacks.	93

9.27	No Further Negative Pledges.	93

9.28	Limitation on Excluded Subsidiaries.	93

9.29	After Acquired Real Property.	94

9.30	Operating Leases.	94

9.31	Further Assurances.	94

9.32	Post Closing Covenants.	94

SECTION 10 EVENTS OF DEFAULT AND REMEDIES		95

10.1	Events of Default.	95

10.2	Remedies.	98

SECTION 11 JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW		102

11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.	102

11.2	Waiver of Notices.	104

11.3	Amendments and Waivers.	104

11.4	Waiver of Counterclaims.	107

11.5	Indemnification.	107

SECTION 12 THE AGENT		108

12.1	Appointment, Powers and Immunities.	108

12.2	Reliance by Administrative Agent.	108

12.3	Events of Default.	109

12.4	Wachovia in its Individual Capacity.	109

12.5	Indemnification.	110

12.6	Non-Reliance on Administrative Agent and Other Lenders.	110

12.7	Failure to Act.	111

12.8	[Reserved].	111

12.9	Concerning the Collateral and the Related Financing Agreements.	111

12.10	Field Audit, Examination Reports and other Information; Disclaimer by Lenders.	111

12.11	Collateral Matters.	112

12.12	Agency for Perfection.	114

12.13	Successor Administrative Agent.	114

12.14	Other Agent Designations.	114

12.15	Intercreditor Agreement.	115

12.16	Parallel Debts and Collateral Agent.	115

SECTION 13 TERM OF AGREEMENT; MISCELLANEOUS		116

13.1	Term.	116

13.2	Interpretative Provisions.	117

13.3	Notices.	118

13.4	Partial Invalidity.	120

13.5	Confidentiality.	120

13.6	Successors.	121

13.7	Assignments; Participations.	121

13.8	Entire Agreement.	124

13.9	USA Patriot Act.	124

13.10	Counterparts, Etc.	124

13.11	Parallel Debts.	125

SECTION 14 GUARANTY OF OBLIGATIONS		126

14.1	The Guaranty.	126

14.2	Bankruptcy.	127

14.3	Nature of Liability.	127

14.4	Independent Obligation.	127

14.5	Authorization.	127

14.6	Reliance.	128

14.7	Waiver.	128

14.8	Limitation on Enforcement.	129

14.9	Confirmation of Payment.	129

INDEX

TO

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Information Certificate
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Guarantor Joinder Agreement
Exhibit E	Authorized Officers

Schedule 1	Mortgaged Property
Schedule 9.32	Post Closing Collateral Access Agreements

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement dated as of March 9, 2007 is entered into by and among THE NEWARK GROUP, INC., a New Jersey corporation (the “Borrower”), those certain Domestic Subsidiaries of the Borrower from time to time party hereto as guarantors (each individually a “Guarantor” and collectively, “Guarantors” as hereinafter further defined), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders” as hereinafter further defined) and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as administrative agent, collateral agent and as control agent for Lenders (in each such capacity, “Administrative Agent”, “Collateral Agent” and “Control Agent” as hereinafter further defined).

W I T N E S S E T H:

WHEREAS, the Credit Parties have requested that Administrative Agent and Lenders enter into financing arrangements with Borrower pursuant to which Lenders may make loans and provide other financial accommodations to Borrower in the aggregate amount of up to $90,000,000; and

WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrower on a pro rata basis according to its Credit-Linked Commitment (as defined below) on the terms and conditions set forth herein and Administrative Agent is willing to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

“ABL Administrative Agent” shall mean Wachovia, in its capacity as administrative agent under the ABL Credit Agreement and the other ABL Financing Agreements.

“ABL Credit Agreement” shall mean that certain Loan and Security Agreement dated as of the date hereof by and among the Borrower, Newark B.V., the guarantors from time to time party thereto, the ABL Lenders and the ABL Administrative Agent pursuant to which the ABL Lenders agree to provide revolving credit facilities available to the Borrower.

“ABL Financing Agreements” shall have the meaning specified for the term “Financing Agreements” in the ABL Credit Agreement.

“ABL Lenders” shall mean those certain lenders and other financial institutions from time to time party to the ABL Credit Agreement.

“ABL Obligations” shall have the meaning specified for the term “Obligations” in the ABL Credit Agreement.

“ABL Priority Collateral” shall have the meaning specified for the term “Working Capital Priority Collateral” in the Intercreditor Agreement.

“Account Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Administrative Agent, by and among Collateral Agent, the applicable Credit Party with an account at any bank and the bank at which such account is at any time maintained which provides that such bank will comply with instructions originated by Collateral Agent directing disposition of the funds in the deposit account without further consent by such Credit Party and has such other terms and conditions as Administrative Agent or Collateral Agent may reasonably require.

“Accounts” shall mean, as to each Credit Party, all present and future rights of such Credit Party to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum determined by dividing (a) the London Interbank Offered Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Rate Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Rate Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Administrative Agent” shall mean Wachovia Bank, National Association, in its capacity as administrative agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor administrative agent hereunder.

“Administrative Details Form” shall mean, with respect to any Lender, a document containing such Lender’s contact information for purposes of notices provided under this Credit Agreement and account details for purposes of payments made to such Lender under this Credit Agreement.

“Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds ten (10%) percent or more of the equity interests. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

“Agreement” shall mean this Loan and Security Agreement, as amended, modified or supplemented from time to time in accordance with its terms.

“Amended Environmental Permit” shall mean the amended and/or new “Comprehensive Plan Approval(s)” required to be obtained under the Settlement Agreement.

“Arrangers” shall mean Wachovia Capital Markets, LLC and JPMorgan Securities Inc., in their capacity as joint-lead arrangers.

“Asset Disposition” shall mean the disposition of any or all of the assets (including, without limitation, the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of the Borrower or any Subsidiary, whether by sale, lease, transfer or otherwise. The term “Asset Disposition” shall not include (i) the sale, lease or transfer of assets permitted by subsections 9.7(a)(i) through (iv), (ii) the sale, lease or transfer of any ABL Priority Collateral to the extent the Net Cash Proceeds therefrom are applied to reduce the ABL Obligations or (iii) any Equity Issuance.

“Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Administrative Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.7 hereof.

“Authorized Officers” shall mean the officers listed on the attached Exhibit E or such replacement Exhibit that any Authorized Officer may in the future provide to the Administrative Agent in writing.

“Bank Product” shall mean any of the following products, services or facilities extended to any Credit Party by any Hedging Agreement Provider (as defined in Section 5.1) or Bank Product Provider (as defined in Section 5.1), as applicable: (a) Cash Management Services; (b) products under any hedging agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by any Credit Party, other than Credit-Linked Letters of Credit. For any of the foregoing to be included as an “Obligation”, the applicable Secured Party must have previously provided written notice to Administrative Agent of the existence of such Bank Product.

“Bank Product Debt” shall mean the Indebtedness and other obligations of a Credit Party relating to Bank Products.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the State of North Carolina, and a day on which Administrative Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

“B.V. Intercompany Note” has the meaning provided in Section 9.10

“Capital Expenditures” shall mean expenditures of the Borrower or any Subsidiary for the acquisition (including the acquisition by capitalized lease) or improvement of capital assets, as determined in accordance with GAAP. The term “Capital Expenditures” shall not include capital expenditures in respect of the reinvestment of proceeds derived from Recovery Events received by the Company and its Subsidiaries to the extent that such reinvestment is permitted under the Financing Agreements.

“Capital Lease” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

“Cash Collateral” shall mean the Net Cash Proceeds of any mandatory prepayment pursuant to Section 2.5(b)(ii)-(vi) that are deposited into a cash collateral account at the Collateral Agent as cash collateral for the Obligations on terms reasonable acceptable to the Collateral Agent; provided that any interest or investment income with respect to such cash collateral account shall be for the benefit of the Borrower and the Collateral Agent shall upon the Borrower’s direction invest the cash collateral in Cash Equivalents and other investments reasonably acceptable to the Administrative Agent.

“Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of 364 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Credit Party) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $250,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

“Cash Management Event” shall mean either of the following: (a) the occurrence and continuation of an Event of Default or (b) Excess Availability falls below $10,000,000 at any time; provided that once no Event of Default exists for thirty (30) consecutive days and Excess Availability is greater than or equal to $10,000,000 for thirty (30) consecutive days, such Cash Management Event shall terminate; provided, further, that no more than two (2) Cash Management Events may be terminated by curing the applicable Event of Default or maintaining sufficient Excess Availability in any twelve-month period.

“Cash Management Services” shall mean any services provided from time to time by any Lender or any of its Affiliates to any Credit Party in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services.

“Change of Control” shall mean the occurrence of any of the following events: (a) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Borrower then in office, (b) the failure of the Permitted Holders and/or Persons that are (i) either trusts for the benefit of any Permitted Holder, (ii) the estate of any Permitted Holder, (iii) the wife or issue of any Permitted Holder, (iv) trusts for the benefit of the wife or issue of any Permitted Holder or (v) any combination of the foregoing, to own directly or indirectly more than 50% of the Voting Stock of the Borrower or (c) the occurrence a “Change of Control” under and as defined in the Senior Subordinated Note Indenture. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934.

“Closing Date” shall mean the date hereof.

“Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Collateral” shall mean a collective reference to all real and personal property pledged to Administrative Agent pursuant to the terms of the Financing Agreements or otherwise, including, without limitation, the Priority Collateral and the ABL Priority Collateral.

“Collateral Access Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Administrative Agent, from any lessor of premises to any Credit Party, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Collateral Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.

“Collateral Agent” shall mean Wachovia Bank, National Association, in its capacity as collateral agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor collateral agent hereunder.

“Compliance Certificate” shall have the meaning provided in Section 9.6(a)(i).

“Consolidated Cash Taxes” shall mean, for any applicable period of computation, the sum of all taxes paid in cash by the Borrower and its Subsidiaries during such period, determined on a consolidated basis in accordance with applicable law and GAAP.

“Consolidated EBITDA” shall mean, for any period, the sum (without duplication) of (a) Consolidated Net Income for such period, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (i) interest expense, (ii) total federal, state, local and foreign income, value added and similar taxes, (iii) depreciation, amortization expense and other non-cash charges (excluding non-cash charges that are expected to become cash charges in a future period or that are reserves for future cash charges), (iv) unusual or non-recurring non-cash items, (vii) non-capitalized fees and expenses incurred in connection with the closing of this Agreement and the ABL Credit Agreement, (viii) other cash restructuring charges in an aggregate amount not to exceed $5,000,000 over the term of this Agreement, and (ix) pension plan expenses, all as determined in accordance with GAAP, minus (c) actuarially determined pension funding obligations.

“Consolidated Fixed Charges” shall mean, for any applicable period of computation, without duplication, the sum of (i) all Consolidated Interest Expense for such period plus (ii) Consolidated Scheduled Funded Indebtedness Payments made during such period.

“Consolidated Funded Indebtedness” shall mean, as of any date of determination, all Funded Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, all cash interest expense of the Borrower and its Subsidiaries (including, without limitation, the interest component under Capital Leases and the net interest payable in connection with hedging agreements), as determined in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, net income (excluding extraordinary items and excluding income received from joint venture investments to the extent not received in cash) after taxes for such period of the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Consolidated Scheduled Funded Indebtedness Payments” shall mean, for any applicable period of computation, for the Borrower and its Subsidiaries, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness for such period (including the principal component of payments due on Capital Leases or under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product during such period), determined on a consolidated basis in accordance with GAAP.

“Continuing Directors” shall mean during any period of 24 consecutive months commencing after the Closing Date, individuals who at the beginning of such 24 month period were directors of the Borrower (together with any new director whose election by the Borrower’s board of directors or whose nomination for election by the Borrower’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved).

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agent” shall have the meaning provided in the Intercreditor Agreement.

“Control Collateral” shall have the meaning provided in the Intercreditor Agreement.

“Credit Facility” shall mean the Term Loans and Credit-Linked Letters of Credit provided to or for the benefit of the Borrower pursuant to Sections 2.1, 2.2, 2.3 and 2.4 hereof.

“Credit-Linked Account” shall mean the account established and maintained by the Administrative Agent in its name and under its sole dominion and control, designated as the “Wachovia Bank, National Association, as Administrative Agent—The Newark Group, Inc. Credit Linked Account” that shall be used solely for the purposes set forth in Sections 2.3(b).

“Credit-Linked Commitment” shall mean, with respect to each Lender, the sum of such Lender’s Credit-Linked LOC Commitment and Term Loan Commitment, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Credit-Linked Commitments”.

“Credit-Linked Commitment Percentage” shall mean, for each Lender, the percentage identified as its Credit-Linked Commitment Percentage in the Register, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 13.7.

“Credit-Linked Commitment Period” shall mean, with respect to Credit-Linked Letters of Credit, the period from and including the Closing Date to but excluding the date that is ten (10) days prior to the Termination Date.

“Credit-Linked Committed Amount” shall mean the Term Loan Committed Amount plus the Credit-Linked LOC Committed Amount.

“Credit-Linked Deposit” shall mean, with respect to any Lender, such Lender’s funded Credit-Linked Participation in the Credit-Linked LOC Committed Amount and all Credit-Linked Letters of Credit issued thereunder, which funded Credit-Linked Participation shall be in an amount equal to such Lender’s Credit-Linked LOC Commitment and shall be deposited into the Credit-Linked Account on the Closing Date in accordance with the terms of Section 2.3(a).

“Credit-Linked Letter of Credit Documents” shall mean, with respect to any Credit-Linked Letter of Credit, such Credit-Linked Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Credit-Linked Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

“Credit-Linked Letters of Credit” shall mean any letter of credit issued by the Issuing Bank from and after the Closing Date pursuant to Section 2.2(a).

“Credit-Linked LOC Commitment” shall mean the commitment of the Issuing Bank to issue Credit-Linked Letters of Credit and with respect to each Lender, the commitment of such Lender to purchase its Credit-Linked Participation in the Credit-Linked Letters of Credit up to

such Lender’s Credit-Linked Commitment Percentage of the Credit-Linked LOC Committed Amount as specified in the Register, as such amount may be reduced from time to time in accordance with the provisions hereof.

“Credit-Linked LOC Committed Amount” shall have the meaning set forth in Section 2.2(a).

“Credit-Linked LOC Fronting Fee” shall have the meaning set forth in Section 3.2(b).

“Credit-Linked LOC Obligations” shall mean, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Credit-Linked Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Credit-Linked Letters of Credit plus (ii) the aggregate amount of all drawings under Credit-Linked Letters of Credit honored by the Issuing Bank but not theretofore reimbursed.

“Credit-Linked Participation” shall have the meaning set forth in Section 2.2(c).

“Credit-Linked Purchase” shall have the meaning set forth in Section 2.2(d)(ii).

“Credit Parties” shall mean, collectively, the Borrower and the Guarantors and “Credit Party” shall mean any one of them.

“Custody and Pledge Agreement” shall mean that certain Amended and Restated Custody, Pledge and Security Agreement dated as of the Closing Date by and among the Borrower, the Administrative Agent and Bank of New York as custodian relating to the $8,750,000 original aggregate principal amount of Industrial Revenue Variable Rate Demand Bonds, series 1989 issued under the Trust Indenture dated as of June 1, 1989 between the Industrial Development Board of the City of Mobile, Alabama and Bank of New York (as successor to United States Trust Company of New York, as successor to Fidelity Bank, National Association, as trustee.

“Debt Issuance” shall mean the issuance of any Indebtedness by any Credit Party or any of its Subsidiaries (excluding any Equity Issuance or any Indebtedness of any Credit Party and its Subsidiaries permitted to be incurred pursuant to Section 9.9 hereof).

“Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in the definition of “Interest Rate”.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiaries” shall mean, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any state of the United States or the District of Columbia.

“Dutch Deed of Pledge” shall mean that certain Deed of Pledge providing for a right of pledge over the shares in the capital of the Newark B.V. dated as of the Closing Date by and among the Company, Newark B.V. and Collateral Agent, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.

“Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case is approved by Administrative Agent; and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by Administrative Agent, provided, that, (i) neither the Borrower nor any Guarantor or any Affiliate of the Borrower or any Guarantor shall qualify as an Eligible Transferee and (ii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of any Credit Party shall qualify as an Eligible Transferee, except as Administrative Agent may otherwise specifically agree.

“Engagement Letter” shall mean the letter agreement, dated as of January 9, 2007, by and among the Borrower, Administrative Agent and Wachovia Capital Markets, LLC setting forth certain fees payable by Borrower to Administrative Agent for the benefit of itself and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Environmental Laws” shall mean all foreign, federal, state and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower or Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Laws” includes (i) the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, including the federal Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act of 1972, the federal Clean Water Act, the federal Clean Air Act, the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984), the federal Toxic Substances Control Act, the federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

“Equipment” shall mean, as to each Credit Party, all of such Credit Party’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

“Equity Issuance” shall mean any issuance by any Credit Party or any Subsidiary to any Person which is not a Credit Party of (a) shares of its Capital Stock (including, without limitation, any issuance of shares of its Capital Stock pursuant to the exercise of options or warrants or pursuant to the conversion of any debt securities to equity) or (b) warrants or options that are exercisable for shares of its Capital Stock. The term “Equity Issuance” shall not include (i) any Asset Disposition, (ii) any Debt Issuance or (iii) any equity issuance as consideration for a Permitted Acquisition.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

“ERISA Affiliate” shall mean any person required to be aggregated with any Credit Party or any of their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than events as to which the requirement of notice has been waived in regulations by the Pension Benefit Guaranty Corporation; (b) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) a complete or partial withdrawal by any Credit Party or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate in excess of $1,000,000 and (g) any other event or condition with respect to a Plan including any Pension Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Credit Party in excess of $1,000,000.

“ESOP Plan” shall mean The Newark Group, Inc. Employees’ Stock Ownership Plan dated as of April 22, 2002, as such ESOP Plan may be amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof.

“Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

“Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

“Excess Availability” shall have the meaning set forth in the ABL Credit Agreement.

“Excess Cash Flow” shall mean, with respect to any fiscal year of the Borrower, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated EBITDA for such period minus (b) Capital Expenditures for such period minus (c) Consolidated Scheduled Funded Indebtedness Payments made during such period minus (d) Consolidated Interest Expense (excluding any Consolidated Interest Expense associated with intercompany indebtedness) for such period minus (e) amounts paid in cash in respect of federal, state, local and foreign income taxes of the Borrower and its Subsidiaries with respect to such period minus (f) optional prepayments of the Term Loan and of the revolving loans under the ABL Credit Agreement (to the extent accompanied by a corresponding reduction of the revolving commitments thereunder).

“Excess Profits” shall have the meaning given to such term in Section 2.3(e).

“Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

“Excluded Deposit Accounts” shall have the meaning given to such term in Section 5.2(d).

“Excluded Subsidiaries” shall mean Ridge Finance Corp. and NP Cogen, Inc.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of March 12, 2004, by and among the Borrower, Newark B.V., the domestic subsidiaries of the Borrower parties thereto, the lenders party thereto and Wachovia Bank, National Association, as administrative agent.

“Final Judgment” shall mean the final judgment issued or to be issued by the Superior Court of Suffolk County, Massachusetts or other applicable court with respect to the Settlement Agreement and/or the agreements set forth therein.

“Financing Agreements” shall mean, collectively, this Agreement, the Intercreditor Agreement, the Engagement Letter, the Credit-Linked Letter of Credit Documents, the Security Documents and Term Notes, all other notes, guarantees, Account Control Agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Credit Party in connection with this Agreement. For the avoidance of doubt, Financing Agreements shall not include the ABL Financing Agreements, other than the Intercreditor Agreement and the Engagement Letter.

“Fixed Charge Coverage Ratio” shall mean, as of the last day of each fiscal quarter of the Borrower, the ratio of (a) (i) Consolidated EBITDA (computed for the four consecutive fiscal quarterly periods then ending) minus (ii) Unfinanced Capital Expenditures for such period, minus (iii) Consolidated Cash Taxes for such period, minus (iv) cash dividends or other distributions or payments paid by the Borrower or any of its Subsidiaries pursuant to Section 9.11 during such period to (b) Consolidated Fixed Charges (computed for the four consecutive fiscal quarterly periods then ending).

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person which is not a Domestic Subsidiary.

“Funded Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and payable in accordance with customary trade practices); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) except with respect to the ESOP Plan, all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law and (i) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.

“Funding Bank” shall have the meaning given to such term in Section 3.3 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Sections 9.17 and 9.18 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Administrative Agent prior to the date hereof.

“Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantors” shall have the meaning set forth in the first paragraph of this Agreement.

“Guaranty” shall mean the guaranty of the Guarantors set forth in Section 14.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

“Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and payable in accordance with customary trade practices); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments; (j) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law and (k) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.

“Independent Financial Advisor” shall mean a firm (i) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in any Credit Party and (ii) that, in the judgment of the Board of Directors of the Borrower, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Information Certificate” shall mean, collectively, the Information Certificates of the Credit Parties constituting Exhibit B hereto containing material information with respect to the Credit Parties, their respective businesses and assets provided by or on behalf of the Credit Parties to Administrative Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

“Intellectual Property” shall mean, as to each the Credit Party, such Credit Party’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Credit Party’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the Closing Date by and among Administrative Agent, the ABL Administrative Agent and the Control Agent.

“Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as the Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, the Borrower may not elect an Interest Period which will end after the Termination Date.

“Interest Rate” shall mean

(a)(i)Loans that are Prime Rate Loans shall be a rate equal to the sum of (A) the Prime Rate plus (B) 1.00% and (ii) Loans that are Eurodollar Rate Loans shall be a rate equal to the sum of (A) the Adjusted Eurodollar Rate plus (B) 2.25%; provided that if, at any time, the Borrower obtains a corporate credit rating of B+ or better from

Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and a corporate family rating of B1 or better from Moody’s Investors Service, Inc., in each case with a stable outlook, the Interest Rates set forth in this clause (a) shall be permanently reduced by 0.25% for the remainder of this Agreement.

(b) Notwithstanding anything to the contrary contained in clause (a) of this definition, the Interest Rate shall mean the rate two percent (2%) per annum in excess of the applicable amount set forth above (the “Default Rate”), at Administrative Agent’s option, without notice, (i) either (A) for the period on and after the date of termination hereof until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds, or (B) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Administrative Agent.

(c) Any change in the Interest Rate resulting from a publicly announced change in the Debt Rating shall be effective commencing on the date of the public announcement thereof.

“Inventory” shall mean, as to each Credit Party, all of such Credit Party’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Credit Party as lessor; (b) are held by such Credit Party for sale or lease or to be furnished under a contract of service; (c) are furnished by such Credit Party under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

“Investment Property Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Administrative Agent, by and among Collateral Agent, any Credit Party (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Credit Party acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Collateral Agent, that it will comply with entitlement orders originated by Collateral Agent with respect to such investment property, or other instructions of Collateral Agent, and has such other terms and conditions as Administrative Agent or Collateral Agent may require.

“Issuing Bank” shall mean, with respect to any Credit-Linked Letter of Credit, the Administrative Agent or such other Lender as requested by the Borrower and approved by the Administrative Agent, or any other Person that was the Administrative Agent or a Lender at the time it issued such Credit-Linked Letter of Credit but has ceased to be the Administrative Agent or a Lender under the Credit Agreement.

“Lenders” shall have the meaning set forth in the first paragraph of this Agreement.

“LIBOR Return” shall mean, for any period of determination, the interest that would be payable for such period for a Eurodollar Rate borrowing in the amount equal to the daily average amount of the Credit-Linked Deposits during such period and with a one month or three month interest period (as such interest period is determined by the Administrative Agent from time to time).

“License Agreements” shall have the meaning set forth in Section 8.11 hereof.

“Loans” or “Term Loans” shall mean the loans now or hereafter made by or on behalf of any Lender or by Administrative Agent for the account of any Lender pursuant to the Credit Facility as set forth in Sections 2.1, 2.3(g) and 2.4 hereof.

“London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that, if more than one rate is specified on Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, performance or operations of the Credit Parties; (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Collateral Agent upon the Collateral; (d) the Collateral or its value; (e) the ability of the Borrower to repay its Obligations or of any Credit Party to perform its obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (f) the ability of Administrative Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Administrative Agent and Lenders under this Agreement or any of the other Financing Agreements.

“Material Contract” shall mean any contract or other agreement (other than the Financing Agreements), whether written or oral, to which any Credit Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

“Maximum Working Capital Obligations” shall have the meaning provided in the Intercreditor Agreement.

“Mortgaged Property” shall mean any owned Real Property of a Credit Party listed on Schedule 1 and any other Real Property of a Credit Party subject to a Mortgage pursuant to Section 9.28.

“Mortgages” shall mean any mortgage, deed of trust or deed to secure debt executed by a Credit Party in favor of the Administrative Agent, for the benefit of the Secured Parties, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Credit Party or any ERISA Affiliate or with respect to which any Credit Party or any ERISA Affiliate may incur any liability.

“Net Cash Proceeds” shall mean the aggregate cash proceeds received by any Credit Party or any Subsidiary in respect of any Asset Disposition, Equity Issuance, Debt Issuance, or Recovery Event, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) associated therewith, (b) amounts held in escrow to be applied as part of the purchase price of any Asset Disposition, (c) taxes paid or payable as a result thereof, (d) with respect to any Asset Disposition or Recovery Event, payment of the outstanding principal amount of, premium (if any) and interest on any Indebtedness secured by a Lien on the assets subject to such Asset Disposition or Recovery Event and (e) with respect to any Recovery Event, amounts payable directly or indirectly to Governmental Authorities or which are payable pursuant to the regulations of or the order or directive of any Governmental Authorities or pursuant to any Environmental Law for such Recovery Event to the extent required by such Governmental Authorities or Contractual Obligations; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash proceeds from the sale or other disposition of any non-cash consideration (but only as and when such cash is actually received) received by any Credit Party or any Subsidiary in any Asset Disposition, Equity Issuance, Debt Issuance or Recovery Event and any cash released from escrow as part of the purchase price in connection with any Asset Disposition.

“Newark B.V.” shall mean Newark Group International B.V., a private company with limited liability with its corporate seat in Amsterdam, the Netherlands.

“NP Cogen” shall mean NP Cogen, Inc., a California corporation.

“Obligations” shall mean any and all Loans, Credit-Linked LOC Obligations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any Credit Party to Administrative Agent, Collateral Agent, Control Agent or any Lender and/or any of their Affiliates or the Issuing Bank, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements, and all Bank Product Debt (provided, that Bank Product Debt shall constitute Obligations which are secured pursuant to the provisions of Section 5 only to the extent that the aggregate dollar amount of the Collateral exceeds the aggregate amount of all Obligations other than Bank Product Debt at any time, with any excess over such amount being unsecured), whether now existing or hereafter arising, whether arising before, during or after the term of this Agreement or after the commencement of any case with respect to such Credit Party under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured (other than the Company’s Parallel Debt).

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Operating Leases” shall mean, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Other Taxes” shall have the meaning given to such term in Section 6.5 hereof.

“Parallel Debt” shall mean, in relation to the Underlying Debt (and subject to Section 13.11(e)), an obligation to pay to Collateral Agent an amount equal to (and in the same currency as) the amount of the Underlying Debt.

“Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letters of Credit in conformity with the provisions of Section 13.7 of this Agreement governing participations.

“Patriot Act” shall mean the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“Pension Plan” shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Credit Party sponsors, maintains, or to which any Credit Party or ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.

“Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by a Credit Party or any Foreign Subsidiary of (a) the assets or a majority of the outstanding Voting Stock or economic interests of any Person, (b) any division, line of business or other business unit of any Person or (c) Capital Stock of a joint venture constituting a majority of the Capital Stock of such Person to the extent such Credit Party or Foreign Subsidiary already owns Capital Stock of such joint venture (such Person or such division, line of business or other business unit of such Person or such joint venture shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by Credit Party and their Subsidiaries pursuant to the terms hereof, so long as (i) no Default or Event of Default shall then exist or would exist after giving effect thereto, (ii) to the extent doing so would not create material adverse tax consequences to the Credit Parties, Collateral Agent, on behalf of the Lenders, shall have received (or shall receive in connection with the closing of such acquisition) a perfected security interest in all property (including, without limitation, Capital Stock) acquired with respect to the Target subject to Permitted Liens and in accordance with the

Security Documents and the Target, if a Person, shall have executed a Guarantor Joinder Agreement in accordance with the terms of Section 9.22, (iii) the Target shall have earnings before interest, taxes, depreciation and amortization for the four fiscal quarters prior to the acquisition date in an amount greater than $0 (with pro forma adjustments acceptable to the Administrative Agent), (iv) such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or shareholders of the applicable Credit Party or Foreign Subsidiary and the Target, (vi) after giving effect to such acquisition, there shall be at least $15,000,000 of Excess Availability, (v) the Borrower shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Sections 9.17 and 9.18 both prior, and after giving effect, to such acquisition and (vi) the total cash consideration (without taking into account the proceeds of Subordinated Debt, unsecured Indebtedness or Capital Stock to the extent used to pay a portion or all of the consideration for the Target) for (A) all such acquisitions made during any twelve month period shall not exceed $15,000,000 in the aggregate and (B) all such acquisitions made during the term of this Agreement shall not exceed $50,000,000 in the aggregate.

“Permitted Holder” shall mean any of Edward K. Mullen or Robert H. Mullen.

“Permitted Investments” shall have the meaning set forth in Section 9.10.

“Permitted Liens” shall have the meaning set forth in Section 9.8.

“Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

“PKV Acquisition” has the meaning provided in Section 9.10.

“Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which any Credit Party sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years or with respect to which any Credit Party may incur liability.

“Pledge Agreement” shall mean the Pledge Agreement dated as of the Closing Date, executed by the Credit Parties party thereto in favor of Administrative Agent, Collateral Agent and Control Agent, for the benefit of the Administrative Agent and Lenders, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.

“Prime Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the prime rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “prime rate” shall mean, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wachovia at its principal office in Charlotte, North Carolina as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by Wachovia as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of Administrative Agent to obtain sufficient quotations in accordance with the terms above, the prime rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the prime rate due to a change in the prime rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

“Prime Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

“Priority Collateral” shall mean all “Priority Collateral” as defined in the Intercreditor Agreement, including, upon the payment in full of the ABL Obligations and the termination of the ABL Commitment, all ABL Priority Collateral.

“Pro Forma Basis” shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the twelve-month period ending as of the most recent month end preceding the date of such transaction.

“Pro Rata Share” shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Credit-Linked Commitment and the denominator of which is the aggregate amount of all of the Credit-Linked Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof; provided, that, if the Credit-Linked Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and the denominator shall be the aggregate amount of all unpaid Loans.

“Real Property” shall mean all now owned and hereafter acquired real property of each Credit Party, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

“Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Credit Party: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Credit Party; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Credit Party or otherwise in favor of or delivered to any Credit Party in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Credit Party, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Credit Party or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Credit Party) or otherwise associated with any Accounts, Inventory or general intangibles of any Credit Party (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Credit Party in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Credit Party from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Credit Party is a beneficiary).

“Records” shall mean, as to each Credit Party, all of such Credit Party’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Credit Party with respect to the foregoing maintained with or by any other person).

“Recovery Event” shall mean the receipt by the Credit Parties or any of their Subsidiaries of any cash insurance proceeds or condemnation or expropriation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets other than (i) obsolete property or assets no longer used or useful in the business of the Credit Parties or any of their Subsidiaries and (ii) ABL Priority Collateral to the extent the Net Cash Proceeds therefrom are applied to reduce the ABL Obligations or reinvested in accordance with the terms of the ABL Credit Agreement as in effect on the date hereof.

“Register” shall have the meaning set forth in Section 13.7(a) hereof.

“Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares are greater than fifty (50%) percent of the aggregate of the Credit-Linked Commitments of all Lenders, or if the Credit-Linked Commitments shall have been terminated, Lenders to whom at least fifty (50%) percent of the then outstanding Obligations are owing.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Company or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Company or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Company or any of its Subsidiaries, now or hereafter outstanding, (d) any payment with respect to any earnout obligation, (e) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, the Senior Subordinated Notes or any other Subordinated Debt, (f) any voluntary prepayment of the ABL Obligations, (g) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness the proceeds of which are used to refinance or repay the ABL Obligations, (h) the payment by Borrowers or any of their Subsidiaries of any management or consulting fee to any Person or of any salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such salary, bonus or other form of compensation is not included in the corporate overhead of the Company or such Subsidiary, (i) any prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to the industrial revenue bonds of any Borrower or Guarantor, or (j) any cash payments by any Borrower or Guarantor to their respective pension plans in excess of the actuarially determined minimum funding obligations.

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.

“Sanctioned Person” shall mean (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Scheduled Asset Dispositions” shall mean the sale, lease, conveyance, disposition or other transfer of the following (including the real estate and other assets related thereto) (i) the paperboard mills in Newark, New Jersey, Natick, Massachusetts, Lawrence, Massachusetts, Middletown, Ohio, and Stockton, California, (ii) the co-generation facility in Los Angeles, California, (iii) the water rights with respect to certain real property located in Los Angeles, California, (iv) the converted products plants in New London, Wisconsin and South Gardiner, Maine and (v) the property located at 99-107 Lockwood Street, Newark, New Jersey.

“Secured Parties” shall mean Collateral Agent, Administrative Agent, the Issuing Bank, the Lenders and providers of Bank Products.

“Security Documents” shall mean the Pledge Agreement, the Dutch Pledge Agreement, the Mortgages, the Custody and Pledge Agreement and all other agreements, documents and instruments relating to, arising out of, or in any way connection with any of the foregoing documents or granting to Collateral Agent, liens or security interests to secure, inter alia, the Obligations whether now or hereafter executed and/or filed, each as may be amended from time to time in accordance with the terms hereof, executed and delivered in connection with the granting, attachment and perfection of Collateral Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements.

“Senior Leverage Ratio” shall mean, as of the last day of any fiscal quarter of the Borrower, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) (i) Consolidated Funded Indebtedness on such date minus (ii) Subordinated Debt of the Borrower and its Subsidiaries on a consolidated basis to (b) Consolidated EBITDA.

“Senior Subordinated Note Indenture” shall mean that certain Indenture dated as of March 12, 2004 by and between the Borrower, the guarantors from time to time party thereto and The Bank of New York, as trustee, as it may be amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof.

“Senior Subordinated Notes” shall mean those certain 9 3/4% senior unsecured subordinated notes due 2014 issued by the Borrower on March 12, 2004, as they may be amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof.

“Settlement Agreement” shall mean the draft Settlement Agreement and Final Judgment in the form provided by the Borrower to the Administrative Agent related to the pending allegations of violations of environmental laws asserted by the Commonwealth of Massachusetts against the Borrower, with such changes as may be negotiated by the Borrower and the Commonwealth of Massachusetts, provided that such changes allow the Borrower to continue to operate in the ordinary course of business.

“Shortfall Amount” shall mean, for any period of determination, the amount by which the LIBOR Return for such period exceeds the return on the investment of the Credit-Linked Deposits in the Credit-Linked Account for such period.

“Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

“Special Administrative Agent Advances” shall have the meaning set forth in Section 12.11(a) hereof.

“Specified Sales” shall mean (a) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business and (b) the sale, transfer or other disposition of Permitted Investments described in clause (a) of Section 9.10.

“Subordinated Debt” shall mean (a) subordinated Indebtedness of the Borrower evidenced by a subordinated seller note that contains subordination and other terms acceptable to Administrative Agent and (b) any other any Indebtedness incurred by any Credit Party or any of their Subsidiaries, in each case which by its terms is specifically subordinated in right of payment to the prior payment of the Obligations and contains subordination and other terms acceptable to Administrative Agent, including, without limitation, the Senior Subordinated Notes.

“Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

“Target” shall have the meaning set forth in the definition of “Permitted Acquisition.”

“Term Loan Committed Amount” shall have the meaning set forth in Section 2.1(a).

“Term Loans” or “Loans” shall mean the loans now or hereafter made by or on behalf of any Lender or by Administrative Agent for the account of any Lender pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

“Term Note” or “Term Notes” shall mean the promissory notes of Borrower provided pursuant to Section 2.1 in favor of any of the Lenders evidencing the Term Loan provided by any such Lender pursuant to Section 2.1, individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced or supplemented from time to time.

“Termination Date” shall mean the earlier to occur of (i) the date that is six (6) years following the Closing Date and (ii) the date when all Obligations are paid and satisfied in full in immediately available funds by the Borrower.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Administrative Agent may otherwise determine).

“Underlying Debts” shall mean, in relation to the Borrower and at any given time, each obligation (whether present or future, actual or contingent) owing by the Borrower to a Lender under the Financing Agreements (including, for the avoidance of doubt, any change or increase in those obligations pursuant to or in connection with any amendment or supplement or restatement or novation of any Financing Agreement, in each case whether or not anticipated as of the date of this Agreement), excluding the Borrower’s Parallel Debts.

“Unfinanced Capital Expenditures” shall mean for any period Capital Expenditures made during such period and not financed from the proceeds of Funded Indebtedness (other than from revolving loans made under the ABL Credit Agreement).

“Unreimbursed Drawing” shall have the meaning set forth in Section 2.2(d)(ii).

“Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

“Wachovia” shall mean Wachovia Bank, National Association, in its individual capacity, and its successors and permitted assigns.

SECTION 2

CREDIT FACILITIES

2.1 Credit-Linked Facility—Term Loan Subfacility.

(a) Term Loan. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make available to the Administrative Agent on the Closing Date such Lender’s Credit-Linked Commitment Percentage of Term Loans in Dollars in the aggregate principal amount of FIFTEEN MILLION DOLLARS ($15,000,000) (as such amount may be increased by (i) any Credit-Linked Purchase that is converted to Term Loans pursuant to Section 2.2(d)(ii), (ii) any conversion of the Credit-Linked Deposit to Term Loans pursuant to Section 2.3(g) and (iii) any Incremental Facility pursuant to Section 2.4, the “Term Loan Committed Amount”) for the purposes hereinafter set forth; provided, however, (i) with regard to each Lender individually, the sum of such Lender’s Credit-Linked Commitment Percentage of the aggregate principal amount of the outstanding Term Loans plus outstanding Credit-Linked LOC Obligations shall not at any time exceed such Lender’s Credit-Linked Commitment and (ii) with regard to the Lenders collectively, the sum of the aggregate principal amount of the outstanding Term Loans plus outstanding Credit-Linked LOC Obligations shall not at any time exceed the Credit-

Linked Committed Amount then in effect. Upon receipt by the Administrative Agent of the proceeds of the Term Loan made on the Closing Date, such proceeds will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of the office of the Administrative Agent, or at such other office as the Administrative Agent may designate in writing, with the aggregate of such proceeds made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the Borrower). Each Term Loan may consist of Prime Rate Loans or Eurodollar Rate Loans, or a combination thereof, as the Borrower may request; provided that on the Closing Date the Term Loan may only consist of Prime Rate Loans. Amounts repaid or prepaid on any Term Loan may not be reborrowed.

(b) Repayment of Term Loans. The outstanding principal amount of the Term Loans and all accrued but unpaid interest and other amounts payable with respect to the Term Loans shall be repaid on the Termination Date, unless accelerated sooner pursuant to Section 10.2.

(c) Term Notes. The Borrower’s obligation to pay each Lender’s portion of the Term Loans shall be evidenced, upon such Lender’s request, by a Term Note made payable to such Lender.

2.2 Credit-Linked Facility – Letter of Credit Subfacility.

(a) Issuance. Subject to the terms and conditions hereof and of the Credit-Linked Letter of Credit Documents, if any, and any other terms and conditions which the Issuing Bank may reasonably require (such other terms not to be inconsistent with this Agreement), during the Credit-Linked Commitment Period the Issuing Bank shall issue, and the Lenders shall participate in, standby Credit-Linked Letters of Credit for the account of the Borrower from time to time upon request in a form acceptable to the Issuing Bank; provided, however, that (i) the aggregate amount of Credit-Linked LOC Obligations shall not at any time exceed the lesser of (A) SEVENTY-FIVE MILLION DOLLARS ($75,000,000) (as reduced from time to time in accordance with the terms of Section 2.2(d)(ii) or Section 2.5(d), the “Credit-Linked LOC Committed Amount”) and (B) the principal amount of the Credit-Linked Deposit, (ii) with regard to each Lender individually, (A) the sum of such Lender’s Credit-Linked Commitment Percentage of the outstanding Credit-Linked LOC Obligations shall not exceed such Lender’s Credit-Linked Deposit and (B) the sum of such Lender’s Credit-Linked Commitment Percentage of the aggregate principal amount of the outstanding Term Loans plus outstanding Credit-Linked LOC Obligations shall not at any time exceed such Lender’s Credit-Linked Commitment, (iii) with regard to the Lenders collectively, the sum of the aggregate principal amount of outstanding Term Loans plus outstanding Credit-Linked LOC Obligations shall not at any time exceed the Credit-Linked Committed Amount then in effect, (iv) no Credit-Linked Letter of Credit may be issued without the Administrative Agent confirming in writing to any Issuing Bank (other than the Administrative Agent in its capacity as a Issuing Bank) that, after giving effect to the issuance of such Credit-Linked Letter of Credit, the requirement set forth in clause (iii) above shall be satisfied,

(v) all Credit-Linked Letters of Credit shall be denominated in Dollars and (vi) Credit-Linked Letters of Credit shall be issued for any lawful corporate purposes, including in connection with workers’ compensation, other insurance programs and to support industrial revenue bonds. Except as otherwise expressly agreed upon by all the Lenders, no Credit-Linked Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, without the consent of the Lenders, the expiry dates of Credit-Linked Letters of Credit may be extended annually or periodically from time to time at the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that (x) no Credit-Linked Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is ten (10) days prior to the Termination Date and (y) if an Event of Default exists at the time such Credit-Linked Letter of Credit is to be extended, the Issuing Bank may or, at the direction of Lenders holding more than 50% of the Credit-Linked Commitments, the Issuing Bank shall refuse to extend such Credit-Linked Letter of Credit, in which case such Credit-Linked Letter of Credit shall terminate at the end of the current term thereof. The issuance and expiry date of each Credit-Linked Letter of Credit shall be a Business Day. Any Credit-Linked Letters of Credit issued hereunder shall be in a minimum original face amount of $100,000 or such lesser amount as approved by the Issuing Bank.

(b) Notice and Reports. Except for Credit-Linked Letters of Credit issued on the Closing Date, the request for the issuance of a Credit-Linked Letter of Credit shall be submitted to the Issuing Bank and the Administrative Agent at least three (3) Business Days prior to the requested date of issuance. The Issuing Bank will promptly upon request provide to the Administrative Agent for dissemination to the Lenders a detailed report specifying the Credit-Linked Letters of Credit which are then issued by such Issuing Bank and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Bank will further provide to the Administrative Agent promptly upon request copies of the Credit-Linked Letters of Credit.

(c) Participations. Each Lender, upon issuance of any Credit-Linked Letter of Credit (or upon a Person becoming a Lender hereunder), shall be deemed to have irrevocably purchased, without recourse to the Issuing Bank, and the Issuing Bank shall be deemed to have irrevocably granted without recourse to the Issuing Bank, a risk participation (a “Credit-Linked Participation”) from the Issuing Bank in such Credit-Linked Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Credit-Linked Commitment Percentage of the maximum amounts available to be drawn under such Credit-Linked Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Bank therefor and discharge when due, its Credit-Linked Commitment Percentage of the obligations arising under such Credit-Linked Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any Credit-Linked Letter of Credit, to the extent that the Issuing Bank has not been reimbursed as required hereunder or under any LOC Document, each such Lender shall fund its Credit-Linked Participation Interest therein by paying to the Issuing Bank, from funds deposited by such Lender into the Credit-Linked Deposit, its Credit-Linked Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by the Issuing Bank of an unreimbursed drawing pursuant to and in accordance with the provisions of subsection (d) hereof. The obligation of each Lender to so pay the Issuing Bank shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event.

(d) Reimbursement; Funding of Participation Interests.

(i) Reimbursement by Borrower. In the event of any drawing under any Credit-Linked Letter of Credit, the Issuing Bank will promptly notify the Borrower and the Administrative Agent. Upon a drawing under a Credit-Linked Letter of Credit, the Borrower shall have the right to reimburse the Issuing Bank on the day of such drawing (either with the proceeds of a revolving loan obtained under the ABL Credit Agreement or otherwise) in same day funds as provided herein or in the Credit-Linked Letter of Credit Documents if the Borrower shall have been given notice of such drawing by 12:00 Noon and otherwise on the next Business Day after such drawing if the Borrower shall have been given notice of such drawing after 12:00 Noon; provided that (A) at the request of the Borrower, the Issuing Bank shall have the right, in its sole discretion, to extend the foregoing reimbursement deadline (such extension not to exceed three Business Days) and (B) if such drawing is used to make a regularly scheduled interest payment on obligations for which such Credit-Linked Letter of Credit was issued and such Credit-Linked Letter of Credit provides that the amount available to be drawn under such Credit-Linked Letter of Credit corresponding to such drawing will be automatically reinstated, the Issuing Bank shall have the right (after notifying the Borrower), and the Borrower hereby authorizes the Issuing Bank, to debit any account of the Borrower held at Wachovia or to submit a revolving loan borrowing request on behalf of the Borrower under the ABL Credit Agreement to pay such reimbursement obligation of the Borrower. If the Borrower shall be given notice of a drawing by 12:00 Noon and shall fail to reimburse the Issuing Bank on the same date of such notice, the unreimbursed amount of such drawing shall bear interest from the date of notice until the first to occur of (A) the reimbursement of such drawing or (B) the conversion of such Unreimbursed Drawing to a Term Loan pursuant to subsection (d)(iii) below at a per annum rate equal to the Default Rate. If the Borrower shall be given notice of a drawing after 12:00 Noon, the unreimbursed amount of such drawing shall bear interest from the date of notice until the next Business Day at a per annum rate equal to the Interest Rate for Prime Rate Loans and if the Borrower shall fail to reimburse the Issuing Bank on such next Business Day, the unreimbursed amount of such drawing shall bear interest from the Business Day succeeding the date of notice until the first to occur of (A) the reimbursement of such drawing or (B) the conversion of such Unreimbursed Drawing to a Term Loan pursuant to subsection (d)(iii) below at a per annum rate equal to the Default Rate. If the Borrower does not reimburse the Issuing Bank after receipt by the Borrower of notice of a drawing as set forth above, the Borrower shall be deemed to have requested a Credit-Linked Purchase in the amount of such drawing as provided in subsection (d)(iii) below, the proceeds of which will be used to satisfy the reimbursement obligations.

(ii) Obligations Absolute. The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Bank, the Administrative Agent, the Lenders, the beneficiary of the Credit-Linked Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Credit-Linked Letter of Credit; provided that the Borrower shall not be deemed to have waived any claims it may have against the Issuing Bank, the Administrative Agent, the Lenders, the beneficiary of the Credit-Linked Letter of Credit drawn upon or any other Person and may separately pursue such claims after payment of such reimbursement obligations.

(iii) Funding of Participation Interests by Lenders; Conversion to Term Loans. After any drawing under any Credit-Linked Letter of Credit and upon the earlier of (A) the failure of the Borrower to reimburse such drawing in accordance with the terms of subsection (d)(i) hereof, (B) receipt by the Issuing Bank of notice from the Borrower that it will not exercise its right to reimburse such drawing and (C) the occurrence or continuation of an Event of Default, (1) in order to fund its Credit-Linked Participation Interest in such unreimbursed drawing (an “Unreimbursed Drawing”), each Lender hereby authorizes the Administrative Agent to pay the Issuing Bank (such payment, a “Credit-Linked Purchase”) in the amount of such Lender’s Credit-Linked Commitment Percentage of such Unreimbursed Drawing, solely from such Lender’s Credit-Linked Deposit, and such Lender hereby irrevocably authorizes the Administrative Agent to charge the Credit-Linked Account for such purpose, (2) the Credit-Linked LOC Committed Amount shall be automatically reduced by the amount of each Credit-Linked Purchase and shall not be reinstated, (3) such Unreimbursed Drawing shall be automatically converted to a funded Term Loan consisting of a Prime Rate Loan without any further act by the Borrower, the Issuing Bank, the Administrative Agent or any Lender, which Term Loan shall be subject to the terms and conditions of Section 2.1 and (4) the Term Loan Committed Amount shall be automatically permanently increased by the amount of each Credit-Linked Purchase. The Issuing Bank will promptly notify the Administrative Agent (which shall notify the Lenders) of the amount of any Unreimbursed Drawing. Each Lender’s obligation to fund its Credit-Linked Participation Interest in any Unreimbursed Drawing by paying to the Issuing Bank its Credit-Linked Commitment Percentage of any Unreimbursed Drawing solely from such Lender’s Credit-Linked Deposit, and the right of the Issuing Bank to receive the same, shall be absolute and unconditional, shall be made without any offset, abatement, withholding or reduction whatsoever and shall not be affected by any circumstance whatsoever and without regard to (I) whether any conditions specified in Section 4.2 are then satisfied, (II) whether a Default or an Event of Default then exists, (III) the date of such Credit-Linked Purchase and Term Loan, (IV) any reduction in the Credit-Linked Committed Amount after any such Credit-Linked Letter of Credit may have been drawn upon, (V) the termination of this Credit Agreement or the Credit-Linked Commitments hereunder or (VI) the acceleration of the Credit Party Obligations hereunder.

(e) Repayment of Participations.

(i) At any time after the Issuing Bank has made a payment under any Credit-Linked Letter of Credit and has received from the Credit-Linked Account the proceeds of Credit-Linked Purchases by the Lenders in respect of such payment in accordance with Section 2.2(d) (which Credit-Linked Purchases have been converted to Term Loans in accordance with such Section), if the Administrative Agent receives for the account of the Issuing Bank any payment in respect of the related Unreimbursed Drawing or interest thereon for any period after such Unreimbursed Drawing was paid with a Credit-Linked Purchase, the Administrative Agent will distribute to such Lender its Term Loan Commitment Percentage thereof. If the Issuing Bank shall have received from the Credit-Linked Account the proceeds of Credit-Linked Purchases by the Lenders and thereafter shall receive any direct payment from the Borrower in respect of the Unreimbursed Drawing with respect to which such Credit-Linked Purchases were made, the Issuing Bank shall immediately pay the amount received to the Administrative Agent for distribution to the Lenders in accordance with this Section 2.2(e).

(ii) If any payment received by the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.2(e)(i) and distributed to the Lenders by the Administrative Agent is required to be returned under any circumstance (including pursuant to any settlement entered into by the Issuing Bank), each Lender shall pay to the Administrative Agent for the account of the Issuing Bank its Credit-Linked Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(f) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Credit-Linked Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Credit-Linked Letter of Credit hereunder.

(g) Uniform Customs and Practices. The Issuing Bank shall have the Credit-Linked Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the UCP in which case the UCP may be incorporated therein and deemed in all respects to be a part thereof.

(h) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Agreement, a Credit-Linked Letter of Credit issued hereunder may contain a statement to the effect that such Credit-Linked Letter of Credit is issued for the account of a Subsidiary of the Borrower; provided that, notwithstanding such statement, the Borrower shall be the actual account party and borrower for all purposes of this Agreement for such Credit-Linked Letter of Credit and any Credit-Linked Purchase and Term Loan with respect to an Unreimbursed Drawing thereunder and such statement shall not affect the Borrower’s reimbursement obligations hereunder with respect to such Credit-Linked Letter of Credit and its repayment obligations hereunder with respect to such Term Loan.

(i) Conflict with Credit-Linked Letter of Credit Documents. In the event of any conflict between the terms of this Agreement and the Credit-Linked Letter of Credit Documents, the terms of this Agreement shall govern, except to the extent the terms of the Credit-Linked Letter of Credit Documents relate specifically to the relevant bonds or relevant remarketing program associated with such Credit-Linked Letter of Credit Documents.

2.3 Credit-Linked Deposits.

(a) Funding of Credit-Linked Deposits. Subject to the terms and conditions set forth herein and in consideration of each Lender’s Credit-Linked Participation, each Lender severally agrees to fund such Lender’s Credit-Linked Deposit to the Administrative Agent in Dollars on the Closing Date in an amount equal to its Credit-Linked Commitment for deposit by the Administrative Agent in the Credit-Linked Account. Each Lender’s Credit-Linked Deposit represents such Lender’s funded Credit-Linked Participation.

(b) Purpose of Credit-Linked Deposits. The Credit-Linked Deposits will be held by the Administrative Agent in its name in the Credit-Linked Account, on behalf of the Lenders and for the benefit of the Issuing Bank. The Credit-Linked Account will be under the sole dominion and control of the Administrative Agent and no Person other than the Administrative Agent shall have the right of withdrawal from the Credit-Linked Account nor any other right or power with respect to the Credit-Linked Deposits or the Credit-Linked Account. Unless returned to the Lenders, the Credit-Linked Deposits shall not be used for any purpose other than funding the Credit-Linked Participations in the Credit-Linked Letters of Credit without the prior written consent of each Lender and each Issuing Bank.

(c) Actions of Administrative Agent. In charging the Credit-Linked Account or otherwise exercising any rights of set-off with respect thereto, the Administrative Agent acts as the agent of the Issuing Bank.

(d) Grant of Security Interest in Credit-Linked Account. The Administrative Agent hereby grants, and the Lenders hereby grant and hereby authorize the Administrative Agent to grant, to the Issuing Bank, a security interest in and lien on the Credit-Linked Account, the Credit-Linked Deposits and all cash, Cash Equivalents or other amounts or investments from time to time in the Credit-Linked Account. The foregoing security interest and lien shall secure the obligations of the Lenders to fund their Credit-Linked Participation Interests in any Unreimbursed Drawing by paying the Issuing Bank for such Unreimbursed Drawing. Each of the Administrative Agent and the Lenders agree to execute such agreements and documents and take such actions as may be reasonably required by the Issuing Bank to perfect and protect the foregoing security interest and lien.

(e) Investment of Credit-Linked Deposits. Pending the use of the Credit-Linked Deposits to fund the Lenders’ Credit-Linked Participation Interests in Unreimbursed Drawings under the Credit-Linked Letters of Credit, the Administrative Agent will invest such Credit-Linked Deposits and will pay to Lenders in arrears on the last Business Day of each calendar quarter any return on such investment during the previous calendar quarter up to the LIBOR Return for such previous calendar quarter; provided that any excess return on such investment over the LIBOR Return (the “Excess Profits”) shall remain in the Credit-Linked Account and shall be available to offset any future Shortfall Amount in accordance with the terms of Section 3.2(a). Notwithstanding the foregoing, the Borrower may request that the Credit-Linked Deposit be invested in different types of investments with similar credit profiles to the extent such investments are reasonably acceptable to the Administrative Agent.

(f) Reduction of Credit-Linked Deposit. If any Credit-Linked Purchase is made with proceeds of the Credit-Linked Deposits, the Credit-Linked Deposits shall be automatically permanently reduced by the amount of such Credit-Linked Purchase. If the Borrower elects to reduce the Credit-Linked LOC Committed Amount, the Credit-Linked Deposit shall be automatically permanently reduced by a corresponding amount and the amount of such reduction shall be returned to the Lenders on a pro rata basis by the Administrative Agent.

(g) Conversion to Term Loans. So long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option to convert all, or any portion of, the Credit-Linked Deposit into Term Loans to be used in accordance with the terms of Section 6.7; provided that after giving effect to any such conversion, the Credit-Linked Deposit shall be equal to or greater than the Credit-Linked LOC Obligations. The Term Loans incurred under this Section 2.3(g) shall have the same terms (including interest rate, amortization and maturity date) as the existing Term Loans.

2.4 Incremental Availability.

Subject to the terms and conditions set forth herein, Borrower shall have the right, at any time prior to the third anniversary of the Closing Date (but not more than once) to incur additional Indebtedness under this Agreement by an aggregate amount of up to $10,000,000 (the

“Incremental Facility”); provided, that no Default or Event of Default shall have occurred and be continuing. The following terms and conditions shall apply to the Incremental Facility: (i) the loans made under the Incremental Facility shall constitute Obligations and will be secured and guaranteed with the other Obligations on a pari passu basis, (ii) the loans made under the Incremental Facility shall have the same terms (including interest rate, amortization and maturity date) as the existing Term Loans, (iii) such Incremental Facility shall be obtained from existing Lenders or from other banks, financial institutions or investment funds, in each case in accordance with the terms set forth below, (iv) Borrower shall execute a promissory note in favor of any new Lender or any existing Lender requesting a promissory whose Commitment is increased, (v) the conditions in Section 4.2 shall have been satisfied, (vi) Administrative Agent shall have received evidence that all requisite corporate action and proceedings in connection with the Incremental Revolving Facility shall have been taken which evidence shall be in form and substance satisfactory to Administrative Agent and (vii) Administrative Agent shall have received from the Credit Parties such other customary documentation as it deems reasonably necessary. Participation in the Incremental Facility shall be offered first to each of the existing Lenders, but each such Lender shall have no obligation to provide all or any portion of the Incremental Facility. If the amount of the Incremental Facility requested by Borrower shall exceed the commitments which the existing Lenders are willing to provide with respect to such Incremental Facility, then Borrower may invite other banks, financial institutions and investment funds reasonably acceptable to Administrative Agent to join this Agreement as Lenders hereunder for the portion of such Incremental Facility not taken by existing Lenders, provided that such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as Administrative Agent may reasonably request. Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Agreement or any other document as may be necessary to incorporate the terms of any new Incremental Facility therein.

2.5 Prepayments; Commitment Reductions.

(a) Optional Prepayments. The Borrower shall have the right to prepay the Term Loans in whole or in part from time to time as the Borrower may elect; provided, however, that (i) each partial prepayment of Term Loans shall be in a minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof and (ii) each voluntary prepayment of the Term Loan shall be applied to the remaining amortization payments thereof on a pro rata basis. The Borrower shall give at least three (3) Business Days’ (but not more than five (5) Business Days’) irrevocable notice in the case of Eurodollar Rate Loans and at least one (1) Business Day’s (but not more than five (5) Business Days’) irrevocable notice in the case of Prime Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable). Subject to the foregoing terms, amounts prepaid under this Section 2.5(a) shall be applied first to Prime Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.5(a) shall be subject to Section 3.3(d), but otherwise without premium or penalty. Interest on the principal amount prepaid shall be due and payable on any date that a prepayment is made hereunder through the date of prepayment.

(b) Mandatory Prepayments.

(i) Credit-Linked LOC Committed Amount. If at any time after the Closing Date, the aggregate amount of Credit-Linked LOC Obligations shall exceed the lesser of (1) the Credit-Linked LOC Committed Amount and (2) the principal amount of the Credit-Linked Deposit, the Borrower immediately shall cash collateralize the Credit-Linked LOC Obligations in the amount of such excess.

(ii) Excess Cash Flow. Within thirty (30) days after the end of each fiscal year (commencing with the fiscal year ending April 30, 2008), the Borrower shall prepay the Loans in an amount equal to 50% of the Excess Cash Flow earned during such prior fiscal year. Any payments of Excess Cash Flow shall be applied as set forth in clause (vii) below.

(iii) Asset Dispositions. Promptly following any Asset Disposition (or related series of Asset Dispositions), the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds derived from such Asset Disposition (or related series of Asset Dispositions) (such prepayment to be applied as set forth in clause (vii) below); provided that (A) the Borrower shall be permitted to reinvest the Net Cash Proceeds received from Asset Dispositions in fixed or capital assets so long as (1) no Default or Event of Default shall have occurred and be continuing at the time of such Asset Disposition and at the time of such reinvestment, (2) before or promptly after such Asset Disposition, the Borrower delivers to the Administrative Agent a certificate stating that such Net Cash Proceeds will be reinvested in accordance with the terms of this Section 2.5(b)(iii), (3) such reinvestments occur within 270 days of the receipt of such Net Cash Proceeds and (4) such Net Cash Proceeds shall be delivered to the Administrative Agent to be held in escrow until the earlier of (I) reinvestment in accordance with the terms of this Section 2.5(b)(iii) and (II) the occurrence of an Event of Default at which time the Net Cash Proceeds shall be used to prepay the Loans as set forth herein and (B) with respect to any Specified Sales and any individual, or series of related, Assets Dispositions that do not generate $250,000 of Net Cash Proceeds, the Borrower shall not be required to deliver such Net Cash Proceeds to the Administrative Agent to be held in escrow for the Lenders nor to prepay Loans with the Net Cash Proceeds from such Specified Sale or Asset Disposition.

(iv) Debt Issuances. Promptly, upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Debt Issuance, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of such Debt Issuance (such prepayment to be applied as set forth in clause (vii) below).

(v) Issuances of Equity. Promptly, upon receipt by any Credit Party or any of their Subsidiaries of proceeds from any Equity Issuance, the Borrower shall prepay the Loans in an aggregate amount equal to 50% of the Net Cash Proceeds of such Equity Issuance (such prepayment to be applied as set forth in clause (vii) below).

(vi) Recovery Event. To the extent Net Cash Proceeds received in connection with any Recovery Event are not used to acquire fixed or capital assets in replacement of the assets subject to such Recovery Event within 270 days of the receipt of such Net Cash Proceeds, immediately following the 270th day occurring after the receipt of such Net Cash Proceeds, subject to the terms of the Intercreditor Agreement, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such Net Cash Proceeds (such prepayment to be applied as set forth in clause (vii) below); provided that, (A) any Net Cash Proceeds shall be delivered to the Control Agent to be held in escrow until the earlier of (I) reinvestment in accordance with the terms of this Section 2.5(b)(vi) and (II) the occurrence of an Event of Default at which time the Net Cash Proceeds shall be used to prepay the Loans as set forth herein and (B) after the occurrence and during the continuance of an Event of Default, any Net Cash Proceeds received in connection with any Recovery Event shall be promptly used to prepay the Loans (such prepayment to be applied as set forth in clause (vii) below) and the Borrower and its Subsidiaries shall not have the right to reinvest such Net Cash Proceeds; provided further that for any individual, or series of related, Recovery Events that do not generate $250,000 of Net Cash Proceeds, the Borrower shall not be required to deliver such Net Cash Proceeds to the Control Agent to be held in escrow for the Lenders nor to prepay Loans with the Net Cash Proceeds from such Recovery Event.

(vii) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.5(b) shall be applied as follows:

(A) with respect to all amounts prepaid pursuant to Section 2.5(b)(i), to a cash collateral account in respect of Credit-Linked LOC Obligations; and

(B) with respect to all amounts prepaid pursuant to Sections 2.4(b)(ii) through (vi), (1) first to the Term Loans; (2) second to cash collateralize the Obligations by delivery of such Cash Collateral to the Collateral Agent; provided that such Cash Collateral shall be paid to the Borrower to the extent the Borrower reduces the Credit-Linked LOC Committed Amount in accordance with the terms of Section 2.5(d) by an amount at least equal to the amount of such Cash Collateral, which reduction may be effective contemporaneous with the application of such Cash Collateral to other Indebtedness of the Credit Parties; and (3) third any remaining amounts shall be paid to the Borrower. Within the parameters of the applications set forth above, prepayments shall be applied first to Prime Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.5(b) shall be subject to Section 3.3(d) and be accompanied by interest on the principal amount prepaid through the date of prepayment.

(c) Hedging Obligations Unaffected. Any repayment or prepayment made pursuant to this Section 2.5 shall not affect the Borrower’s obligation to continue to make payments under any hedging agreement permitted under this Agreement, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such hedging agreement.

(d) Optional Reduction of Credit-Linked LOC Committed Amount. The Borrower may, upon notice to the Administrative Agent, permanently reduce the Credit-Linked LOC Committed Amount and the Credit-Linked LOC Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 Noon three Business Days prior to the date of reduction (or such later time or date as agreed to by the Administrative Agent), (ii) any such reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, (iii) the Borrower shall not reduce the Credit-Linked LOC Committed Amount and the Credit-Linked LOC Commitments if, after giving effect thereto and to any concurrent termination of Credit-Linked Letters of Credit hereunder, the aggregate amount of Credit-Linked LOC Obligations shall exceed the lesser of (A) the reduced Credit-Linked LOC Committed Amount and (B) the principal amount of the Credit-Linked Deposit, and (iv) after giving effect to such reduction, the principal amount of the Credit-Linked Deposits in excess of the reduced Credit-Linked LOC Committed Amount shall be returned to the Lenders in accordance with their Credit-Linked Commitment Percentages.

SECTION III

INTEREST AND FEES

3.1 Interest.

(a) The Borrower may request Loans be made as Prime Rate Loans or Eurodollar Rate Loans. Borrower shall pay to Administrative Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing during the continuance of an Event of Default or on or after the termination of this Agreement shall be payable on demand.

(b) Borrower may from time to time request Eurodollar Rate Loans or may request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from the Borrower shall (i) be made not later than 12:00 Noon (Charlotte, North Carolina time) on the third Business Day prior to the date of the requested borrowing or conversion, (ii) specify the date of the requested borrowing or conversion (which shall be a Business Day), (iii) specify the aggregate principal amount to be borrowed or converted (subject to the limits set forth below) and (iv) specify the Interest Period to be applicable to such

Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Administrative Agent of such a request from Borrower, such Eurodollar Rate Loans shall be made or Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) the Borrower shall have complied with such customary procedures as are established by Administrative Agent and specified by Administrative Agent to Borrower from time to time for requests by Borrower for Eurodollar Rate Loans, (iii) no more than four (4) Interest Periods may be in effect at any one time, (iv) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $3,000,000 or an integral multiple of $1,000,000 in excess thereof, (v) the maximum amount of the Eurodollar Rate Loans in the aggregate at any time requested by Borrower shall not exceed the amount of the Loans which it is anticipated will be outstanding during the applicable Interest Period, in each case as determined by Administrative Agent in good faith (but with no obligation of Administrative Agent or Lenders to make such Loans), and (vi) Administrative Agent and each Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Administrative Agent and such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower. Any request by Borrower for Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Administrative Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Administrative Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.

(c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless the Borrowers request that such Eurodollar Rate Loans continue for an additional Interest Period in accordance with Section 3.1(b). Any Eurodollar Rate Loans shall, at Administrative Agent’s option, upon notice by Administrative Agent to Company, be subsequently converted to Prime Rate Loans in the event that this Agreement shall terminate. Borrower shall pay to Administrative Agent, for the benefit of Lenders, upon demand by Administrative Agent (or Administrative Agent may, at its option, charge any loan account of Borrower) any amounts required to compensate any Lender or Participant for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any conversion as a result of a termination described in the previous sentence.

(d) Interest shall be payable by Borrower to Administrative Agent, for the account of Administrative Agent and Lenders as applicable, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year (or 365/366, in the case of Loans for which the Prime Rate is used) and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the date of any change in such Prime

Rate. In no event shall charges constituting interest payable by Borrower to Administrative Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2 Fees.

(a) In consideration of the Credit-Linked LOC Commitment and the Credit-Linked Participations, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Lenders, a subfacility fee (the “Credit-Linked Subfacility Fee”) in an amount equal to the sum of (i) 2.25% per annum on the average daily Credit-Linked LOC Committed Amount plus (ii) the Shortfall Amount; provided that (A) if, at any time, the Borrower obtains a corporate credit rating of B+ or better from Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and a corporate family rating of B1 or better from Moody’s Investors Service, Inc., in each case with a stable outlook, the portion of the Credit-Linked Subfacility Fee set forth in clause (i) above shall be permanently reduced by 0.25% for the remainder of this Agreement and (B) the Shortfall Amount shall be reduced by any Excess Profits remaining in the Credit-Linked Account. The Credit-Linked Subfacility Fee shall be payable at the end of each LIBOR period used to determine the Shortfall Amount.

(b) The Borrower agrees to pay to the Issuing Bank, for its own account without sharing by the Lenders, a fronting fee (the “Credit-Linked LOC Fronting Fee”) of one-eighth of one percent (0.125%) per annum on the average daily maximum amount available to be drawn under each Credit-Linked Letter of Credit issued by it. The Credit-Linked LOC Fronting Fee shall be payable at the time of issuance and of renewal of the applicable Credit-Linked Letter of Credit.

(c) Borrower shall pay to Administrative Agent the other fees and amounts set forth in the Engagement Letter in the amounts and at the times specified therein. To the extent payment in full of the applicable fee is received by Administrative Agent from Borrower on or about the date hereof, Administrative Agent shall pay to each Lender its share of such fees in accordance with the terms of the arrangements of Administrative Agent with such Lender.

3.3 Changes in Laws and Increased Costs of Loans.

(a) If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to any Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank, any Lender or any Issuing Bank determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank, any Lender or any Issuing Bank complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender’s or Issuing Bank’s capital as a consequence of its obligations hereunder to a level below that which such Lender or Issuing Bank could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s or Issuing Bank’s policies with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Lender or Issuing Bank of funding or maintaining the Loans, the Letters of Credit or its Credit-Linked Commitment, then the Credit Parties shall from time to time upon demand by Administrative Agent pay to Administrative Agent additional amounts sufficient to indemnify such Lender or Issuing Bank, as the case may be, against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such increased cost shall be submitted to Borrower by Administrative Agent or the applicable Lender and shall be conclusive, absent manifest error.

(b) If prior to the first day of any Interest Period, (i) Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Credit Parties) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, (ii) Administrative Agent has received notice from the Required Lenders that the Adjusted Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Administrative Agent shall give telecopy or telephonic notice thereof to Borrower as soon as practicable thereafter, and will also give prompt written notice to Borrower when such conditions no longer exist. If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Prime Rate Loans. Until such notice has been withdrawn by Administrative Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall the Borrower have the right to convert Prime Rate Loans to Eurodollar Rate Loans.

(c) Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Administrative Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Administrative Agent or such Lender shall promptly give written notice of such circumstances to Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Credit Parties shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

(d) The Credit Parties shall indemnify Administrative Agent and each Lender and to hold Administrative Agent and each Lender harmless from any loss or expense which Administrative Agent or such Lender may sustain or incur as a consequence of (i) default by the Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by the Borrower in making any prepayment of a Eurodollar Rate Loan after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as determined by such Administrative Agent or such Lender) which would have accrued to Administrative Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Obligations.

(e) Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.3 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.3 for any increased costs incurred more than six months prior to the date that such Lender notifies the Borrower of the change in law giving rise to such increased costs and of such Lender’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4

CONDITIONS PRECEDENT

4.1 Conditions Precedent to Initial Loans and Letters of Credit.

The obligation of Lenders to make the initial Loans or of Issuing Bank to issue the initial Credit-Linked Letters of Credit hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such Loan or the issuance of such Credit-Linked Letter of Credit of each of the following conditions precedent:

(a) Administrative Agent shall have received, in form and substance satisfactory to Administrative Agent, all releases, terminations and such other documents as Administrative Agent may request to evidence and effectuate the termination of all Indebtedness of the Credit Parties (other than Indebtedness permitted under Section 9.9) and the termination and release, as the case may be, of any interest in and to any assets and properties of each Credit Party, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed; and (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by any Credit Party, in form acceptable for recording with the appropriate Governmental Authority.

(b) All requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Administrative Agent, and Administrative Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Administrative Agent may have requested in connection therewith, such documents where requested by Administrative Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation (or foreign equivalent) of each Credit Party certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of such Credit Party as is set forth herein and such document as shall set forth the organizational identification number of each Credit Party, if one is issued in its jurisdiction of incorporation).

(c) No material adverse change in the business, operations, profits, assets or prospects of the Borrower and its Subsidiaries, taken as a whole, shall have occurred since the date of the most recent financial statements received by Administrative Agent or its latest field examination, if subsequent to the date of such financial statements, and no pending or threatened litigation, proceeding, bankruptcy or insolvency, injunction, order or claims with respect to any Credit Party shall exist that could reasonably be expected to have a Material Adverse Effect.

(d) Administrative Agent’s completion of its business, legal and environmental due diligence, with results satisfactory to Administrative Agent.

(e) Subject to the terms of Section 9.32, Administrative Agent shall have received, in form and substance satisfactory to Administrative Agent, all consents, waivers, acknowledgments and other agreements from third persons which Administrative Agent may deem necessary or desirable in order to permit, protect and perfect Collateral Agent’s security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, Collateral Access Agreements.

(f) Administrative Agent shall have received, in form and substance satisfactory to Administrative Agent, Account Control Agreements by and among Administrative Agent, each Credit Party, as the case may be, and each bank where such Credit Party has an account, other than Excluded Deposit Accounts, in each case, duly authorized, executed and delivered by such bank and such Credit Party, as the case may be (or Administrative Agent shall be the bank’s customer with respect to such deposit account as Administrative Agent may specify).

(g) Administrative Agent shall have received evidence, in form and substance satisfactory to Administrative Agent, that Collateral Agent has a valid perfected first priority security interest in the Priority Collateral and a valid perfected second priority security interest in all of the ABL Priority Collateral, subject only to Permitted Liens.

(h) Administrative Agent shall have received and reviewed lien and judgment search results for the jurisdiction of organization of each Credit Party, the jurisdiction of the chief executive office of each Credit Party and all jurisdictions in which assets of the Credit Parties are located, which search results shall be in form and substance satisfactory to Administrative Agent.

(i) Administrative Agent shall have received searches of ownership of intellectual property in the appropriate governmental offices of such patent/trademark/copyright filings as requested by Administrative Agent.

(j) Administrative Agent shall have received evidence that originals of the shares of the stock certificates, if any, representing all of the issued and outstanding shares of the Capital Stock of each Credit Party and owned by any Credit Party, in each case together with stock powers duly executed in blank with respect thereto have been delivered to the Control Agent.

(k) Administrative Agent shall have received evidence that all instruments and chattel paper in possession of any Credit Party, together with such allonges or assignments as may be necessary or appropriate to perfect Collateral Agent’s security interest in the Collateral that are required to be delivered under Section 5.2(b), have been delivered to the Control Agent.

(l) Administrative Agent shall have received evidence of insurance coverage and lender’s loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance reasonably satisfactory to Administrative Agent, and certificates of insurance policies and/or endorsements naming Administrative Agent as loss payee for casualty insurance, including casualty, liability and business interruption insurance.

(m) Administrative Agent shall have received, in form and substance reasonably satisfactory to Administrative Agent, such opinion letters of counsel to the Credit Parties (other than NP Cogen) with respect to the Financing Agreements and such other matters as Administrative Agent may request and are customarily required for similar financings.

(n) Administrative Agent shall have received all financial information, projections, budgets, business plans, cash flows and such other information as Administrative Agent shall reasonably request, including (i) projected quarterly consolidated balance sheets, income statements, statements of cash flows and availability of the Credit Parties for the period through the end of the 2007 and 2008 fiscal years, (ii) projected annual consolidated balance sheets, income statements, statements of cash flows and availability of Credit Parties through the end of the 2012 fiscal year, in each case as to the projections described in clauses (i) and (ii), with the results and assumptions set forth in all of such projections in form and substance satisfactory to Administrative Agent, and (iii) any updates or modifications to the projected financial statements of the Credit Parties previously received by Administrative Agent, in each case in form and substance satisfactory to Administrative Agent.

(o) Administrative Agent shall be reasonably satisfied with the corporate and capital structure and management of the Credit Parties and with all legal, tax, accounting and other matters relating to the Credit Parties.

(p) No material misstatements in or omissions from the materials previously furnished to Administrative Agent by the Borrower and its Subsidiaries shall have been made. Administrative Agent shall be satisfied that any financial statements delivered to it fairly present the business and financial conditions of the Borrower and its Subsidiaries.

(q) No defaults or events of default on the Closing Date under the Financing Agreements and the ABL Financing Agreements or on any other material debt or any Material Contract of any Credit Party shall exist.

(r) All conditions precedent to the closing and initial extensions of credit under the ABL Credit Agreement shall have been, or concurrently with the Closing Date and funding of the Loans shall be, satisfied, waived or subject to a post-closing undertaking (ii) the ABL Credit Agreement shall make available to the Borrower not less than $85,000,000 of revolving loan and letter of credit facilities, and (iii) Administrative Agent shall be satisfied that the initial extensions of credit under the ABL Credit

Agreement shall have occurred, or will occur concurrently with the initial extensions of credit under this Agreement. Administrative Agent shall have received a copy, certified by the chief financial officer of the Borrower as true and complete, of the ABL Credit Agreement as originally executed and delivered, together with all exhibits and schedules thereto.

(s) At least five (5) Business Days prior to the Closing Date, Administrative Agent shall have received a certificate satisfactory thereto for benefit of itself and the Lenders, provided by the Borrower that sets forth information required by the Patriot Act including, without limitation, the identity of the Credit Parties, the name and address of the Credit Parties and other information that will allow Administrative Agent or any Lender, as applicable, to identify the Credit Parties in accordance with the Patriot Act.

(t) This Agreement and the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Administrative Agent, in form and substance satisfactory to Administrative Agent.

(u) Payment by Borrower of all fees and expenses owed by them to the Lenders and Administrative Agent, including, without limitation, payment to Administrative Agent of the fees set forth in the Engagement Letter.

(v) Receipt by Administrative Agent of (a) a statement of sources and uses of funds covering all payments reasonably expected to be made by Borrower and its Subsidiaries in connection with the transactions contemplated by the Financing Agreements to be consummated on the Closing Date (including, without limitation, the payment in full and termination of the Existing Credit Agreement with proceeds received from the remarketing of the Borrower’s industrial revenue bonds), including an itemized estimate of all fees, expenses and other closing costs and (b) payment instructions with respect to each wire transfer to be made by Administrative Agent on behalf of the Lenders or Borrower and its Subsidiaries on the Closing Date setting forth the amount of such transfer, the purpose of such transfer, the name and number of the account to which such transfer is to be made, the name and ABA number of the bank or other financial institution where such account is located and the name and telephone number of an individual that can be contacted to confirm receipt of such transfer.

(w) Receipt by Administrative Agent of duly executed copies, certified by an officer of the Borrower as true and complete, of the Senior Subordinated Note Indenture and the Senior Subordinated Notes, including all exhibits and schedules thereto, in form and substance acceptable to the Lenders in their sole discretion.

4.2 Conditions Precedent to All Loans and Letters of Credit.

The obligation of Lenders to make the Loans, including the initial Loans, or of Issuing Bank to issue any Credit-Linked Letter of Credit, including the initial Credit-Linked Letters of Credit, is subject to the further satisfaction of, or waiver of, immediately prior to or concurrently with the making of each such Loan or the issuance of such Credit-Linked Letter of Credit of each of the following conditions precedent:

(a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Credit-Linked Letter of Credit and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

(b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Credit-Linked Letters of Credit, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has or has a reasonable likelihood of having a Material Adverse Effect; and

(c) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Credit-Linked Letter of Credit and after giving effect thereto.

SECTION 5

GRANT AND PERFECTION OF SECURITY INTEREST

5.1 Grant of Security Interest.

To secure payment and performance of all Obligations, each Credit Party hereby grants to Collateral Agent, for itself and the benefit of Lenders, Administrative Agent and Issuing Bank, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Collateral Agent, for itself and the benefit of Lenders and Administrative Agent, as security, all personal, and interests in property, of each Credit Party, whether now owned or hereafter acquired or existing, and wherever located, including:

(a) all Accounts;

(b) all general intangibles, including, without limitation, all Intellectual Property;

(c) all goods, including, without limitation, Inventory and Equipment;

(d) all Mortgaged Property and fixtures;

(e) all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(f) all instruments, including, without limitation, all promissory notes;

(g) all documents;

(h) all deposit accounts, including, without limitation, any deposit account holding Cash Collateral;

(i) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(j) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(k) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts); provided, that the Capital Stock of the Subsidiaries of the Borrower is being pledged pursuant to the Pledge Agreement and/or the Dutch Deed of Pledge and in the event of any conflict between the terms of this Agreement and the terms of the Pledge Agreement or the Dutch Deed of Pledge with respect to such pledge, the terms of the Pledge Agreement or the Dutch Deed of Pledge, as applicable, shall control) and (ii) monies, credit balances, deposits and other property of any Credit Party now or hereafter held or received by or in transit to Administrative Agent, Collateral Agent any Lender or its Affiliates or at any other depository or other institution from or for the account of any Credit Party, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(l) all commercial tort claims, including, without limitation, those identified in the Information Certificate;

(m) to the extent not otherwise described above, all Receivables;

(n) all Records; and

(o) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

To secure payment and performance of all Obligations, each Credit Party hereby grants to Control Agent, for itself and the benefit of Lenders, Collateral Agent, Administrative Agent and Issuing Bank, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Control Agent, for itself and the benefit of Lenders, Collateral Agent and Administrative Agent, as security, all Control Collateral of each Credit Party, whether now owned or hereafter acquired or existing, and wherever located.

For purposes of this Section 5.1, the term “Lender” shall include any Hedging Agreement Provider and any Bank Product Provider. The term “Hedging Agreement Provider” shall mean any Person that enters into (or has previously entered into) a hedging agreement permitted by Section 9.9(g) with a Credit Party or any of their Subsidiaries to the extent such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) (i) at the time such Person entered into such hedging agreement or (ii) with respect to any such hedging agreement that was in existence prior to the Closing Date, as of the Closing Date or on the date that is 30 days after the Closing Date, but, in the case of either clause (i) or (ii), has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under this Agreement. The term “Bank Product Provider” shall mean any Person that provides Bank Products (other than hedging agreements) to a Credit Party or any of their Subsidiaries to the extent such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) (i) at the time such Person provided such Bank Products or (ii) with respect to any such Bank Products that was in existence prior to the Closing Date, as of the Closing Date, but, in the case of either clause (i) or (ii), has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under this Agreement.

Notwithstanding anything in this Section 5.1 to the contrary, in no event shall the Collateral include or the security interest granted under this Section 5.1 attach to (a) any lease, license, contract, property rights or agreement to which any Credit Party is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of such Credit Party therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Code) or principles of equity); (b) any of the outstanding capital stock of a controlled foreign corporation as defined in Section 957(a) of the Code in excess of 65% (or such other amount as would result in adverse tax consequences for any Credit Party) of the voting power of all classes of capital stock of such controlled foreign corporation entitled to vote.

5.2 Perfection of Security Interests.

(a) Each Credit Party irrevocably and unconditionally authorizes Administrative Agent and Collateral Agent (or their respective agents) to file at any time and from time to time such financing statements with respect to the Collateral naming Collateral Agent or its designee as the secured party and such Credit Party as debtor, as Administrative Agent or Collateral Agent may require, and including any other information with respect to such Credit Party or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Administrative Agent or Collateral Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each Credit Party hereby ratifies and approves all financing statements naming Collateral Agent or its designee as secured party and such Credit Party, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Collateral Agent prior to the date hereof and ratifies and confirms the authorization of Collateral Agent and Administrative Agent to file such financing statements (and amendments, if any). Each Credit Party hereby authorizes Collateral Agent and Administrative Agent to adopt on behalf of such Credit Party any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Collateral Agent, Administrative Agent or its designee as the secured party and any Credit Party as debtor includes assets and properties of such Credit Party that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Credit Party to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall any Credit Party at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Collateral Agent, Administrative Agent or its designee as secured party and such Credit Party as debtor.

(b) Each Credit Party does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate. In the event that any Credit Party shall be entitled to or shall receive any chattel paper or instrument with an individual value of more than $300,000 or an aggregate value of more than $5,000,000 after the date hereof, the Credit Parties shall promptly notify Administrative Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of any Credit Party (including by any agent or representative), such Credit Party shall deliver, or cause to be delivered to Collateral Agent, all tangible chattel paper and instruments with an individual value of more than $300,000 or an aggregate value of more than $5,000,000 that such Credit Party has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Collateral Agent or Administrative Agent may from time to time specify, in each case except as Administrative Agent may otherwise agree. At Administrative Agent’s option, each Credit Party shall, or Administrative Agent may at any time on behalf of any Credit Party, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Administrative Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wachovia Bank, National Association and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c) In the event that any Credit Party shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) with an individual value of more than $300,000 or an aggregate value of more than $5,000,000, such Credit Party shall promptly notify Administrative Agent thereof in writing. Promptly upon Administrative Agent’s request, such Credit Party shall take, or cause to be taken, such actions as Administrative Agent may request to give Collateral Agent or Control Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d) Each Credit Party does not have any deposit accounts as of the date hereof, except as set forth in the Information Certificate. The Credit Parties shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Administrative Agent shall have received not less than five (5) Business Days prior written notice of the intention of any Credit Party to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Administrative Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Credit Party is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be acceptable to Administrative Agent, and (iii) on or before the opening of such deposit account, such Credit Party shall as Administrative Agent may specify either (A) deliver to Administrative Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Credit Party and the bank at which such deposit account is opened and maintained or (B) arrange for Administrative Agent or Collateral Agent to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to Administrative Agent. The terms and representations of this subsection (d) shall not apply to (i) deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Credit Party’s employees, (ii) other zero balance accounts and (iii) other deposit accounts so long as at any time the balance in any such account does not exceed $250,000 and the aggregate balance in all such accounts does not exceed $1,000,000 (the deposit accounts described in clauses (i), (ii) and (iii) being referred to collectively as the “Excluded Deposit Accounts”).

(e) No Credit Party owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

(i) In the event that any Credit Party shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, such Credit Party shall promptly endorse, assign and deliver the same to Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Administrative Agent or Collateral Agent may from time to time specify. If any securities, now or hereafter acquired by any Credit Party are uncertificated and are issued to such Credit Party or its nominee directly by the issuer thereof, such Credit Party shall immediately notify Administrative Agent thereof and shall as Administrative Agent may specify, either (A) cause the issuer to agree to comply with instructions from Collateral Agent as to such securities, without further consent of any Credit Party or such nominee, or (B) arrange for Administrative Agent or Collateral Agent to become the registered owner of the securities.

(ii) The Credit Parties shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Administrative Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Credit Party to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Administrative Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Credit Party is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Administrative Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Credit Party shall as Administrative Agent may specify either (i) execute and deliver, and cause to be executed and delivered to Administrative Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Credit Party and such securities intermediary or commodity intermediary or (ii) arrange for Administrative Agent or Collateral Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Administrative Agent.

(f) The Credit Parties are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof with an individual value of more than $250,000 or an aggregate value of more than $1,000,000, except as set forth in the Information Certificate. In the event that any Credit Party shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument with an individual value of more than $250,000 or an aggregate value of more than $1,000,000, whether as beneficiary thereof or otherwise after the date hereof, such Credit Party shall promptly notify Administrative Agent thereof in writing. Such Credit Party shall immediately, as Administrative Agent may specify, either (i) deliver, or cause to be delivered to Administrative Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Administrative Agent, consenting to the assignment of the proceeds of the letter of credit to Collateral Agent by such Credit Party and agreeing to make all payments thereon directly to Collateral Agent or as Administrative Agent may otherwise direct or (ii) cause Administrative Agent or Collateral Agent to become, at Borrower’s expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(g) The Credit Parties do not have any commercial tort claims as of the date hereof, except as set forth in the Information Certificate. In the event that any Credit Party shall at any time after the date hereof have any commercial tort claims with an amount in controversy in excess of $500,000, such Credit Party shall promptly notify Administrative Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Credit Party to Administrative Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Credit Party to Administrative Agent shall be deemed to constitute such grant to Administrative Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Administrative Agent or Collateral Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by such Credit Party of this Agreement or any of the other Financing Agreements, Administrative Agent and Collateral Agent are hereby irrevocably authorized from time to time and at any time to file such financing statements naming Collateral Agent or its designee as secured party and such Credit Party as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Credit Party shall promptly upon Administrative Agent’s request, execute and deliver, or cause to be executed and delivered, to Administrative Agent such other agreements, documents and instruments as Administrative Agent may require in connection with such commercial tort claim.

(h) The Credit Parties do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States in transit to a location of a Credit Party permitted herein in the ordinary course of business of such Credit Party in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral with a value in the aggregate in excess of $250,000 are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, the Credit Parties shall promptly notify Administrative Agent thereof in writing. Promptly upon Administrative Agent’s request, the Credit Parties shall deliver to Administrative Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and Credit Party that is the owner of such Collateral.

(i) The Credit Parties shall take any other actions reasonably requested by Administrative Agent or Collateral Agent from time to time to cause the attachment, perfection and, with respect to the Priority Collateral, first priority (subject to Permitted Liens) and, with respect to the ABL Priority Collateral, second priority (behind only the liens in favor of the ABL Administrative Agent permitted by Section 9.8(k) and other Permitted Liens) of, and the ability of Collateral Agent to enforce, the security interest of Collateral Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Credit Party’s signature thereon is required therefor, (ii) causing Collateral Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Collateral Agent to enforce, the security interest of Collateral Agent in such Collateral (it being agreed that as of the Closing Date the Administrative Agent does not intend to require the title to any vehicles or aircraft owned by any Credit Party to be marked with Collateral Agent’s name), (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Collateral Agent to enforce, the security interest of Collateral Agent in such Collateral, and (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

5.3 Control Collateral Held by Control Agent.

Notwithstanding any provision to the contrary herein, any Collateral that constitutes Control Collateral that is held by Collateral Agent or Administrative Agent hereunder shall be deemed to be held by the Control Agent in accordance with the Intercreditor Agreement.

5.4 Intercreditor Provisions.

Notwithstanding anything herein to the contrary, the lien and security interest granted to Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by Collateral Agent or Administrative Agent hereunder are subject to the provisions of the Intercreditor Agreement, as the same may be amended, supplemented, modified or replaced from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern.

SECTION 6

COLLECTION AND ADMINISTRATION

6.1 Borrower’s Loan Accounts.

Administrative Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letters of Credit and other Obligations and the Collateral, (b) all payments made by or on behalf of any Credit Party and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Administrative Agent’s customary practices as in effect from time to time.

6.2 Statements.

Administrative Agent shall render to Borrower each month a statement setting forth the balance in Borrower’s loan account(s) maintained by Administrative Agent for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Administrative Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by the Credit Parties and conclusively binding upon the Credit Parties as an account stated except to the extent that Administrative Agent receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been received by the Borrower. Until such time as Administrative Agent shall have rendered to Borrower a written statement as provided above, the balance in Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Administrative Agent and Lenders by the Credit Parties.

6.3 [Reserved].

6.4 Payments.

(a) All Obligations shall be payable to the account designated by the Administrative Agent or such other place as Administrative Agent may designate from time to time. Subject to the other terms and conditions contained herein, Administrative Agent shall apply payments received or collected from any Credit Party or for the account of any Credit Party (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Administrative Agent, Collateral Agent, Lenders and Issuing Bank from any Credit Party pursuant to the terms of the Financing Agreements; second, to pay interest due in respect of any Loans (and including any Special Administrative Agent Advances) or Credit-Linked LOC Obligations and Bank Product Debt constituting Obligations secured pursuant to Section 5.1 (other than breakage and termination payments due under hedging agreements); third, to pay or prepay principal in respect of Special Administrative Agent Advances; fourth, to pay principal due in respect of the Loans and Bank Product Debt constituting Obligations secured pursuant to Section 5.1 (including breakage and termination payments due under hedging agreements); fifth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Administrative Agent determines; sixth, to pay or prepay any Bank Product Debt constituting Obligations not secured pursuant to Section 5.1 and seventh to the Borrower. Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Borrower, or unless an Event of Default shall exist or have occurred and be continuing, Administrative Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (B) in the event that there are no outstanding Prime Rate Loans and (ii) to the extent Borrower uses any proceeds of the Loans or Credit-Linked Letters of Credit to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and

Credit-Linked Letters of Credit that were not used for such purposes and second to the Obligations arising from Loans and Credit-Linked Letters of Credit the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral. Amounts distributed with respect to any Bank Product Debt shall be the actual Bank Product Debt as calculated by the methodology reported to Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the applicable Secured Party.

(b) At Administrative Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower maintained by Administrative Agent. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Administrative Agent, any Lender or Issuing Bank is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Administrative Agent or such Lender. The Credit Parties shall be liable to pay to Administrative Agent, and do hereby indemnify and hold Administrative Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4(b) shall remain effective notwithstanding any contrary action which may be taken by Administrative Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

6.5 Taxes.

(a) Except as provided in Section 6.5(g), any and all payments to any Lender, Issuing Bank or Administrative Agent by or on account of any of the Obligations shall be made free and clear of and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments, excluding (i) in the case of each Lender, Issuing Bank and Administrative Agent (A) taxes imposed on or measured by its net income, and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, Issuing Bank or Administrative Agent (as the case may be) is organized and (B) any United States withholding taxes payable with respect to payments under the Financing Agreements under laws (including any statute, treaty or regulation) in effect on the date hereof (or, in the case of an Eligible Transferee, the date of the Assignment and Acceptance) applicable to such Lender, Issuing Bank or Administrative Agent, as the case may be, but not excluding any United States withholding taxes payable as a result of any change in such laws occurring after the date hereof (or the date of such Assignment and Acceptance) and (ii) in the case of each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, fees, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b) If any Taxes shall be required by law to be deducted from or in respect of any sum payable in respect of the Obligations to any Lender, Issuing Bank or Administrative Agent then (i) except as provided in Section 6.5(g), the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.5), such Lender, Issuing Bank or Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (iv) the relevant Credit Party shall deliver to Administrative Agent evidence of such payment.

(c) In addition, each Credit Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made hereunder or under any of the other Financing Agreements or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements (collectively, “Other Taxes”).

(d) Except as provided in Section 6.5(g), each Credit Party shall indemnify each Lender, Issuing Bank and Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 6.5) paid by such Lender, Issuing Bank or Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date such Lender, Issuing Bank or Administrative Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender, Issuing Bank (with a copy to Administrative Agent) or by Administrative Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.

(e) As soon as practicable after any payment of Taxes or Other Taxes by any Credit Party, such Credit Party shall furnish to Administrative Agent, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof.

(f) Without prejudice to the survival of any other agreements of any Credit Party hereunder or under any of the other Financing Agreements, the agreements and obligations of such Credit Party contained in this Section 6.5 shall survive the termination of this Agreement and the payment in full of the Obligations.

(g) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any of the other Financing Agreements shall deliver to Borrower (with a copy to Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower or Administrative Agent (in such number of copies as is reasonably requested by the recipient), whichever of the following is applicable (but only if such Foreign Lender is legally entitled to do so): (i) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form) claiming exemption from, or a reduction to, withholding tax under an income tax treaty; (ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor form) claiming exemption from withholding because the income is effectively connected with the conduct of a United States trade or business; (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (A) a certificate of the Lender to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form) claiming exemption from withholding under the portfolio interest exemption; or (iv) any other applicable form, certificate or document prescribed by applicable law as a basis for claiming exemption from or a reduction in United States withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made. In addition, each Foreign Lender agrees that it will deliver upon Borrower’s request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Foreign Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Loan and Security Agreement and any Obligation. Notwithstanding the foregoing provisions of this Section 6.5, but subject to the immediately following sentence, (x) Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Foreign Lender to the extent that such Foreign Lender has not provided to Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) Borrower shall not be obligated pursuant to this Section 6.5 to indemnify or otherwise pay such Foreign Lender in respect of Taxes imposed by the United States if such Foreign Lender has not provided to Borrower the U.S. Internal Revenue Service Forms required to be provided to Borrower pursuant to this Section 6.5 or to the extent that such Forms do not establish a complete exemption from withholding of such Taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 6.5, the

Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Sections 6.5(a) and 6.5(d) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof.

(h) Any Lender claiming any additional amounts payable pursuant to this Section 6.5 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office and to take any other action if such change or other action would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue pursuant to Section 6.5 and would not, in the sole determination of such Lender, be otherwise disadvantageous in any material respect to such Lender.

(i) If Administrative Agent, any Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by a Credit Party or with respect to which a Credit Party has paid additional amounts pursuant to this Section 6.5, it shall pay over such refund to the applicable Credit Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 6.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided that each Credit Party, upon the request of Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant governmental authority) to Administrative Agent, such Lender or the Issuing Bank in the event Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such governmental authority. This Section 6.5 shall not be construed to require Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Credit Party or any other Person.

6.6 Making of Loans and Issuance of Credit-Linked Letters of Credit.

Administrative Agent and Lenders are authorized to make the Loans based upon written instructions received from an Authorized Officer or, at the discretion of Administrative Agent, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letters of Credit hereunder shall specify (i) the date on which the requested advance is to be made (which day shall be a Business Day) and (ii) the amount of the requested Loan. Requests received after 12:00 Noon, Charlotte, North Carolina time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. Requests for Prime Rate Loans may be made on the day of the requested borrowing if received by the Administrative Agent by 11:00 a.m., Charlotte, North Carolina time. Requests for Eurodollar Rate Loans must be made as set forth in Section 3.1(b). All Loans and Credit-Linked Letters of Credit under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Credit Party when deposited to the credit of any Credit Party or otherwise disbursed or established in accordance with the instructions of any Credit Party or in accordance with the terms and conditions of this Agreement.

6.7 Use of Proceeds.

Borrower shall use the initial proceeds of the Loans and Credit-Linked Letters of Credit hereunder only: (a) to refinance certain existing Indebtedness of the Credit Parties, (b) to pay any costs, fees and expenses associated with this Agreement and the other Financing Agreements, and (c) for working capital and other general corporate purposes of the Credit Parties. All other Loans made or Credit-Linked Letters of Credit provided to or for the benefit of Borrower pursuant to the provisions hereof shall be used by the Borrower only for general operating, working capital and other proper corporate purposes of the Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

6.8 [Reserved].

6.9 Pro Rata Treatment.

Except to the extent otherwise provided in this Agreement or as otherwise agreed by Lenders: (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.10 Sharing of Payments, Etc.

(a) Each Credit Party agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Administrative Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Administrative Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of such Credit Party at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Credit Party), in which case it shall promptly notify Borrower and Administrative Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b) If any Lender (including Administrative Agent) shall obtain from any Credit Party payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Credit Party to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Administrative Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Each Credit Party agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Credit Party. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Administrative Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.11 Obligations Several; Independent Nature of Lenders’ Rights.

The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 7

COLLATERAL REPORTING AND COVENANTS

7.1 Equipment and Real Property Covenants.

With respect to the Equipment and Real Property: (a) the Credit Parties shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (b) the Equipment is now and shall remain personal property and the Credit Parties shall not permit any material piece, or pieces, of the Equipment to be or become a part of or affixed to real property, other than Mortgaged Property; (c) each Credit Party assumes all responsibility and liability arising from the use of the Equipment; (d) the Credit Parties shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (e) the Equipment is and shall be used in the business of the Credit Parties and not for personal, family, household or farming use; (f) the Credit Parties shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of such Credit Party in the ordinary course of business; and (g) each Credit Party assumes all responsibility and liability arising from the use of the Equipment and Real Property.

7.2 Power of Attorney.

Each Credit Party hereby irrevocably designates and appoints Administrative Agent (and all persons designated by Administrative Agent) as such Credit Party’s true and lawful attorney-in-fact, and authorizes Administrative Agent, in such Credit Party’s or Administrative Agent’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing and subject to the terms of the Intercreditor Agreement (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of such Credit Party’s rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as Administrative Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign such Credit Party’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Administrative Agent, and open and dispose of all mail addressed to such Credit Party and handle and store all mail relating to the Collateral and endorse such Credit Party’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (ix) clear Inventory the purchase of which was financed with a Letter of Credit through U.S. Customs or foreign export control authorities in such Credit Party’s name, Administrative Agent’s name or the name of Administrative Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Credit Party’s name for such purpose, and to complete in such Credit Party’s or Administrative Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof and (x) do all acts and things which are necessary, in Administrative Agent’s reasonable determination, to fulfill such Credit Party’s obligations under this Agreement and the other Financing Agreements and (b) at any time that a Cash Management Event shall have occurred and be continuing but subject to the terms of the Intercreditor Agreement, to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Administrative Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) endorse such Credit Party’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Administrative Agent and any Lender and deposit the same in Administrative Agent’s account for application to the Obligations and (iv) sign such Credit Party’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Each Credit Party hereby releases Administrative Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Administrative Agent’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.3 Right to Cure.

Administrative Agent may, at its option, upon reasonable notice to Borrower, (a) cure any default by any Credit Party under any material agreement with a third party that affects the Collateral, its value or the ability of Administrative Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Administrative Agent or any Lender therein or the ability of any Credit Party to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Credit Party, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral, other than Permitted Liens and (d) pay any amount, incur any expense or perform any act which, in Administrative Agent’s reasonable judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Collateral Agent, Administrative Agent and Lenders with respect thereto. Administrative Agent may add any amounts so expended to the Obligations and charge Borrower’s account therefor, such amounts to be repayable by Borrower on demand. Administrative Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Credit Party. Any payment made or other action taken by Administrative Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.4 Access to Premises.

From time to time as requested by Administrative Agent, at the cost and expense of Borrower, (a) Administrative Agent or its designee shall have complete access to all of each Credit Party’s premises during normal business hours and after reasonable notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Credit Party’s books and records, including the Records, and (b) each Credit Party shall promptly furnish to Administrative Agent such copies of such books and records or extracts therefrom as Administrative Agent may request, and Administrative Agent or any Lender or Administrative Agent’s designee may use during normal business hours such of any Credit Party’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral. Administrative Agent, in its sole discretion, reserves the right to conduct (i) up to two (2) field exams and one inventory appraisal per year at the Borrower’s expense; provided that additional field exams and inventory appraisals will be permitted at the Borrower’s expense at any time after a Cash Management Event, and (ii) additional field exams and inventory appraisals at Administrative Agent’s expense.

SECTION 8

REPRESENTATIONS AND WARRANTIES

Each Credit Party hereby represents and warrants to Administrative Agent, Lenders and Issuing Bank the following (which shall survive the execution and delivery of this Agreement):

8.1 Corporate Existence, Power and Authority.

Each Credit Party is duly organized and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Credit Party’s powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of any Credit Party’s organizational documentation, (d) are not in contravention of any enforceable provision of any material indenture, agreement or undertaking to which any Credit Party is a party or by which any Credit Party or its property are bound and (e) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Credit Party. This Agreement and the other Financing Agreements to which any Credit Party is a party constitute legal, valid and binding obligations of such Credit Party enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar law and by general equitable principals.

8.2 Name; State of Organization; Chief Executive Office; Collateral Locations.

(a) The exact legal name of each Credit Party is as set forth on the signature page of this Agreement and in the Information Certificate. No Credit Party has, during the five years prior to the date of this Agreement, been known by or used any other corporate name, been known in any material respect by any fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any material portion of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

(b) Each Credit Party is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of each Credit Party or accurately states that such Credit Party has none and accurately sets forth the federal employer identification number of each Credit Party.

(c) The chief executive office and mailing address of each Credit Party and each Credit Party’s Records concerning Accounts are located only at the addresses identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of any Credit Party to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by a Credit Party and, to each Credit Party’s knowledge, sets forth the owners and/or operators thereof.

8.3 Financial Statements; No Material Adverse Change.

All quarterly and annual financial statements relating to any Credit Party which have been or may hereafter be delivered by any Credit Party to Administrative Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of such Credit Party as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by the Credit Parties to Administrative Agent prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of any Credit Party furnished by any Credit Party to Administrative Agent prior to the date of this Agreement. The projections for the fiscal years ending 2007 through 2012 that have been delivered to Administrative Agent or any projections hereafter delivered to Administrative Agent have been prepared in light of the past operations of the businesses of the Credit Parties and are based upon estimates and assumptions stated therein, all of which the Credit Parties have determined to be reasonable and fair in light of the then current conditions and current facts and reflect the good faith and reasonable estimates of the Credit Parties of the future financial performance of Borrower and its Subsidiaries and of the other information projected therein for the periods set forth therein.

8.4 Priority of Liens; Title to Properties.

The security interests and liens granted to Collateral Agent or the Administrative Agent under this Agreement and the other Financing Agreements constitute valid and perfected (a) first priority liens and security interests in and upon the Priority Collateral and (b) second priority liens and security interest in and upon the ABL Priority Collateral, in each case, subject only to the liens indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 9.8 hereof. Each Credit Party has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Collateral Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.

8.5 Tax Returns.

Each Credit Party has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) that are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. No Credit Party is aware as of the Closing Date of any proposed tax assessments against any of them which, individually or in the aggregate, could reasonably be expected to have Material Adverse Effect.

8.6 Litigation.

(a) There is no investigation by any Governmental Authority pending, or to the best of any Credit Party’s knowledge threatened, against or affecting any Credit Party, its or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Credit Party’s knowledge threatened, against any Credit Party or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case, which if adversely determined against such Credit Party has or could reasonably be expected to have a Material Adverse Effect. The only litigation pending by or against any Credit Party or any of their Subsidiaries is identified on Schedule 8.6 to the Information Certificate.

8.7 Compliance with Other Agreements and Applicable Laws.

(a) The Credit Parties are not in default in any respect under, or in violation in any respect of the terms of, any Material Contract. The Credit Parties are in compliance with the requirements of all material applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws, other than as set forth on Schedule 8.8 to the Information Certificate.

(b) The Credit Parties have obtained all permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business, the absence of which could reasonably be expected to cause a Material Adverse Effect (the “Permits”), provided, that Borrower is aware of certain environmental permitting issues disclosed on Schedule 8.8 to the Information Certificate, none of which Borrower believes could reasonably be expected to cause a Material Adverse Effect. All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to the best of any Credit Party’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits.

8.8 Environmental Compliance.

(a) Except as set forth on Schedule 8.8 to the Information Certificate, the Credit Parties and any Subsidiary of any Credit Party have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which violates in any material respect any applicable Environmental Law or Permit, and the operations of the Credit Parties and any Subsidiary of any Credit Party complies in all material respects with all Environmental Laws and all Permits.

(b) Except as set forth on Schedule 8.8 to the Information Certificate, there has been no investigation by any Governmental Authority to the best of any Credit Party’s knowledge or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of any Credit Party’s knowledge threatened, with respect to any non compliance with or violation of the requirements of any Environmental Law by any Credit Party and any Subsidiary of any Credit Party or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which adversely affects or could reasonably be expected to adversely affect in any material respect any Credit Party or its or their business, operations or assets or any properties at which such Credit Party has transported, stored or disposed of any Hazardous Materials.

(c) Except as set forth on Schedule 8.8 to the Information Certificate, the Credit Parties and their Subsidiaries have no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d) The Credit Parties and their Subsidiaries have all Permits required to be obtained or filed in connection with the operations of the Credit Parties under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits the absence of which could reasonably be expected to cause a Material Adverse Effect are valid and in full force and effect; provided, that Borrower is aware of certain environmental permitting issues disclosed on Schedule 8.8 to the Information Certificate, none of which Borrower believes could reasonably be expected to cause a Material Adverse Effect.

8.9 Employee Benefits.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of any Credit Party’s knowledge, nothing has occurred which could reasonably be expected to cause the loss of such qualification. Each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending, or to the best of any Credit Party’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan (excluding routine audits). There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which could reasonably be expected to have a Material Adverse Effect.

(c)(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) based on the latest valuation of each Pension Plan and on the actuarial methods and assumptions employed for such valuation (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code), the aggregate current value of accumulated benefit liabilities of such Pension Plan under Section 4001(a)(16) of ERISA does not exceed the aggregate current value of the assets of such Pension Plan by an amount which could reasonably be expected to have a Material Adverse Effect; (iii) each Credit Party, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability to the PBGC under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) each Credit Party, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) each Credit Party, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

8.10 Bank Accounts.

All of the deposit accounts, investment accounts or other accounts in the name of or used by any Credit Party maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, subject to the right of each Credit Party to establish new accounts in accordance with Section 5.2.

8.11 Intellectual Property.

Each Credit Party owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, the Credit Parties do not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 to the Information Certificate and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. To the best of any Credit Party’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any material Intellectual Property presently contemplated to be sold by or employed by any Credit Party infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Credit Party contesting its right to sell or use any such Intellectual Property. Schedule 8.11 to the Information Certificate sets forth all of the agreements or other arrangements of each Credit Party pursuant to which such Credit Party has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of such Credit Party as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by any Credit Party after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”). No trademark, servicemark, copyright or other Intellectual Property at any time used by any Credit Party which is owned by another person, or owned by such Credit Party subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Collateral Agent, is affixed to any Eligible Inventory, except (a) to the extent permitted under the term of the license agreements listed on Schedule 8.11 to the Information Certificate and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by such Credit Party under applicable law (including the United States Copyright Act of 1976).

8.12 Subsidiaries; Affiliates; Capitalization; Solvency.

(a) Each Credit Party does not have any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership except as set forth in Schedule 8.12 to the Information Certificate.

(b) Each Credit Party is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by such Credit Party and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares.

(c) The issued and outstanding shares of Capital Stock of each Credit Party are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Administrative Agent prior to the date hereof.

(d) Each Credit Party is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Collateral Agent and the other transactions contemplated hereunder.

8.13 Labor Disputes.

(a) Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Credit Party and any union, labor organization or other bargaining agent in respect of the employees of any Credit Party on the date hereof.

(b) There is (i) no significant unfair labor practice complaint pending against any Credit Party or, to the best of any Credit Party’s knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Credit Party or, to best of any Credit Party’s knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Credit Party or, to the best of any Credit Party’s knowledge, threatened against any Credit Party.

8.14 Restrictions on Subsidiaries.

Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Credit Party permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Credit Party or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Credit Party and any of its or their Subsidiaries or (ii) between any Subsidiaries of any Credit Party or (b) the ability of any Credit Party or any of its or their Subsidiaries to incur Indebtedness or grant security interests to Collateral Agent or any Lender in the Collateral.

8.15 Material Contracts.

Schedule 8.15 to the Information Certificate sets forth all Material Contracts to which any Credit Party is a party or is bound as of the date hereof. The Credit Parties have delivered true, correct and complete copies of such Material Contracts to Administrative Agent on or before the date hereof. The Credit Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

8.16 Payable Practices.

Each Credit Party have not made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

8.17 Accuracy and Completeness of Information.

All information furnished by or on behalf of any Credit Party in writing to Administrative Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Affect, which has not been fully and accurately disclosed to Administrative Agent in writing prior to the date hereof.

8.18 Survival of Warranties; Cumulative.

All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Administrative Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and shall be conclusively presumed to have been relied on by Administrative Agent and Lenders regardless of any investigation made or information possessed by Administrative Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Credit Party shall now or hereafter give, or cause to be given, to Administrative Agent or any Lender.

8.19 Investment Company Act.

No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is a subject to regulation under the Federal Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur the Obligations.

8.20 Indebtedness.

Except as otherwise permitted under Section 9.9, the Credit Parties and their Subsidiaries have no Indebtedness.

8.21 Investments.

All investments of each of the Credit Parties and its Subsidiaries are Permitted Investments.

8.22 No Burdensome Restrictions.

None of the Credit Parties or their Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

8.23 Brokers’ Fees.

None of the Credit Parties or their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Financing Agreements other than the closing and other fees payable pursuant to this Agreement and as set forth in the Engagement Letter.

8.24 Security Documents.

This Agreement and the Security Documents create valid security interests in, and liens on, the Collateral purported to be covered thereby. Except as set forth herein and in the Security Documents, such security interests and liens are currently (or will be, upon (a) the filing of appropriate financing statements with the Secretary of State of the state of incorporation or organization for each Credit Party, the filing of appropriate assignments or notices with the United States Patent and Trademark Office and the United States Copyright Office, in each case in favor of Collateral Agent, on behalf of itself, Administrative Agent and the Lenders, and (b) Collateral Agent (or Control Agent) obtaining Control (as defined in the Security Agreement) or possession over those items of Collateral in which a security interest is perfected through Control or possession) perfected security interests and liens, prior to all other liens other than Permitted Liens.

8.25 Classification of Senior Indebtedness.

The Obligations constitute “Senior Debt”, “Senior Indebtedness”, “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any Subordinated Debt and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.

8.26 Anti-Terrorism Laws.

No Credit Party or any of their Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. No Credit Party or any of their Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. No Credit Party or any of their Subsidiaries (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

8.27 Compliance with OFAC Rules and Regulations.

None of the Credit Parties or their Subsidiaries or their respective officers, directors or Affiliates (a) is a Sanctioned Person, (b) has more than 15% of its assets in Sanctioned Countries, or (c) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

8.28 Compliance with FCPA.

Each of the Credit Parties and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. None of the Credit Parties or their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

8.29. Assets Owned by Certain Subsidiaries.

The only material asset held by Ridge Finance Corp. on the Closing Date is an aircraft worth less than $500,000. The only material asset held by NP Cogen on the Closing Date is a turbine worth less than $2,000,000.

SECTION 9

AFFIRMATIVE AND NEGATIVE COVENANTS

9.1 Maintenance of Existence.

(a) Each Credit Party shall at all times preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits the absence of which could reasonably be expected to have a Material Adverse Effect, except as to any Guarantor as permitted in Section 9.7 hereto. Notwithstanding the foregoing, Borrower shall not be required to have obtained the Amended Environmental Permit for so long as it is complying with the requirements of the Settlement Agreement.

(b) No Credit Party shall change its name unless each of the following conditions is satisfied: (i) Administrative Agent shall have received not less than thirty (30) days prior written notice from Borrower of such proposed change in corporate name, which notice shall accurately set forth the new name; and (ii) Administrative Agent shall have received a copy of the amendment to the Certificate of Incorporation of such Credit Party providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Credit Party as soon as it is available.

(c) No Credit Party shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Administrative Agent shall have received not less than thirty (30) days’ prior written notice from Borrower of such proposed change, which notice shall set forth such information with respect thereto as Administrative Agent may require and Administrative Agent shall have received such agreements as Administrative Agent may reasonably require in connection therewith. No Credit Party shall change its type of organization, jurisdiction of organization or other legal structure.

9.2 New Collateral Locations.

Each Credit Party may only open any new location within the continental United States provided such Credit Party (a) gives Administrative Agent thirty (30) days prior written notice of the intended opening of any such new location at which Inventory will be located having a value of more than $100,000 and (b) executes and delivers, or causes to be executed and delivered, to Administrative Agent such agreements, documents, and instruments as Administrative Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location.

9.3 Compliance with Laws, Regulations, Etc.

(a) Each Credit Party shall, and shall cause any Subsidiary to, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals,

orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority the violation of which could reasonably be expected to have a Material Adverse Effect; provided, that Borrower may be in noncompliance with certain environmental permitting issues disclosed on Schedule 8.8 so long as it is in compliance with the terms of the Settlement Agreement.

(b) the Credit Parties shall give written notice to Administrative Agent immediately upon any Credit Party’s receipt of any notice of, or any Credit Party’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the material release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by any Credit Party or (B) the material release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by such Credit Party to Administrative Agent. Each Credit Party shall take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Administrative Agent on such response.

(c) Without limiting the generality of the foregoing, whenever Administrative Agent reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of any Credit Party in order to avoid any non compliance, with any Environmental Law, Borrower shall, at Administrative Agent’s request and Borrower’s expense: (i) cause an independent environmental professional reasonably acceptable to Administrative Agent to conduct such tests of the site where non-compliance or alleged non compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Administrative Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Administrative Agent a supplemental report of such engineer whenever the scope of such non-compliance, or such Credit Party’s response thereto or the estimated costs thereof, shall change in any material respect.

(d) Each Credit Party shall indemnify and hold harmless Administrative Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Credit Party and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4 Payment of Taxes and Claims.

Each Credit Party shall, and shall cause any Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Credit Party or Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP.

9.5 Insurance.

Each Credit Party shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Administrative Agent as to form, amount and insurer (Administrative Agent hereby acknowledges that the insurance of the Company and its Affiliates as of the Closing Date meets this standard). The Credit Parties shall furnish certificates, policies or endorsements to Administrative Agent or Control Agent as Administrative Agent shall reasonably require as proof of such insurance, and, if any Credit Party fails to do so after reasonable notice, Administrative Agent is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Control Agent of any cancellation or reduction of coverage and that Control Agent or Administrative Agent may act as attorney for each Credit Party in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. The Credit Parties shall cause Control Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and the Credit Parties shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance reasonably satisfactory to Administrative Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Control Agent as its interests may appear and further specify that Control Agent shall be paid regardless of any act or omission by any Credit Party or any of its or their officers, directors or Affiliates. Without limiting any other rights of Control Agent, Administrative Agent or Lenders, any insurance proceeds related to Priority Collateral received by Administrative Agent at any time may be applied to payment of the Obligations, whether or not then due, in any order and in such manner as Administrative Agent may determine. Any proceeds of insurance and any awards for condemnation of any Collateral shall be paid to Control Agent for distribution in accordance with the terms of the Intercreditor Agreement.

9.6 Financial Statements and Other Information.

(a) Each Credit Party shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Credit Party and its

Subsidiaries. The Credit Parties shall promptly furnish to Administrative Agent and Lenders all such financial and other information as Administrative Agent shall reasonably request relating to the Collateral and the assets, business and operations of the Credit Parties, and Borrower shall notify the auditors and accountants of the Credit Parties that Administrative Agent is authorized to obtain such information directly from them. Without limiting the foregoing, Borrower shall furnish or cause to be furnished to Administrative Agent, the following:

(i) Within forty-five (45) days after the end of each fiscal quarter, quarterly unaudited consolidated financial statements and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Borrower and its consolidated Subsidiaries as of the end of and through such fiscal quarter, certified to be correct by the chief financial officer of Borrower, subject to normal year-end adjustments and accompanied by a compliance certificate substantially in the form of Exhibit C hereto (a “Compliance Certificate”), along with a schedule in form reasonably satisfactory to Administrative Agent of the calculations used in determining, as of the end of such quarter, whether the Credit Parties were in compliance with the covenants set forth in Sections 9.17 and 9.18 of this Agreement for such quarter.

(ii) As soon as available and in any event within thirty (30) days after the end of each fiscal month (other than at the end of a fiscal quarter, in which case 45 days after the end thereof, or a fiscal year, in which case 90 days after the end thereof), company-prepared (i) statements of sales and earning before taxes of the Borrower and its Subsidiaries on a segment and consolidated basis as of the end of such period, (ii) statements of accounts receivable, inventory and accounts payable of the Borrower and its Subsidiaries on a segment and consolidated basis as of the end of such period and (iii) statement of Funded Indebtedness of the Borrower and its Subsidiaries on a consolidated basis as of the end of such period.

(iii) Within ninety (90) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Borrower and its consolidated Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be Deloitte & Touche or another independent accounting firm selected by Borrower and reasonably acceptable to Administrative Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Borrower and its Subsidiaries as of the end of and for the fiscal year then ended.

(iv) At such time as available, but in no event later than ninety (90) days after the end of each fiscal year (commencing with the fiscal year of Borrower ending April 30, 2007), projected consolidated financial statements (including in each case, forecasted balance sheets and statements of income and loss, statements of cash flow, and statements of shareholders’ equity) of Borrower and its consolidated Subsidiaries for the next fiscal year, all in reasonable detail, and in a format consistent with the projections delivered by Borrower to Administrative Agent prior to the date hereof, together with such supporting information as Administrative Agent may reasonably request. Such projected financial statements shall be prepared on a quarterly basis for the next succeeding year. Such projections shall represent the reasonable best estimate by the Credit Parties of the future financial performance of Borrower and its Subsidiaries for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein which the Credit Parties believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that actual results may differ from those set forth in such projected financial statements). .

(b) the Credit Parties shall promptly notify Administrative Agent in writing upon any executive officer of the Borrower becoming aware of, or having reason to be aware of, the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral and having a value of more than $5,000,000 or which if adversely determined could reasonably be expected to have a Material Adverse Effect, (ii) any Material Contract being terminated or amended in a way adverse to the interests of the Credit Parties or any new Material Contract entered into (in which event the Credit Parties shall provide Administrative Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $1,000,000 shall have been entered against any Credit Party any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by any Credit Party which could reasonably be expected to have a Material Adverse Effect, (v) any ERISA Event, (vi) the occurrence of any Default or Event of Default of which any executive officer of any Credit Party is aware or has reason to be aware, and in any event within three Business Days, (vii) any event of default or material breach under any contractual obligation of any Credit Party or any of their Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $2,500,000; (viii) promptly, any litigation, or any investigation or proceeding known to any executive officer of any Credit Party (A) affecting any Credit Party or any of their Subsidiaries which, if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $5,000,000 (unless covered by insurance, in which case in excess of $10,000,000), (B) affecting or with respect to this Agreement or any other Financing Agreement or (C) involving an environmental claim or potential liability under Environmental Laws in excess of $1,000,000; (ix) promptly, any other development or event which could reasonably be expected to have a Material Adverse Effect.

(c) Promptly after the sending or filing thereof, Borrower shall (i) send to Administrative Agent copies of all reports which Borrower or any of its Subsidiaries sends to its security holders generally, (ii) notify Administrative Agent of the filing of all reports and registration statements which Borrower or any of its Subsidiaries files with the Securities Exchange Commission, any national or foreign securities exchange or the National Association of Securities Dealers, Inc., and, if requested by the Administrative Agent, send to Administrative Agent electronic copies of any such filings, (iii) send to Administrative Agent copies of all press releases and (iv) send to Administrative Agent copies of all other statements concerning material changes or developments in the business of a Credit Party made available by any Credit Party to the public.

(d) The Credit Parties shall furnish or cause to be furnished to Administrative Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of the Credit Parties, as Administrative Agent may, from time to time, reasonably request. Administrative Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of the Credit Parties to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant (excluding any Person known to Administrative Agent to be a competitor of any Credit Party) or any Affiliate of any Lender or Participant. Each Credit Party hereby irrevocably authorizes and directs all accountants or auditors to deliver to Administrative Agent, at Borrower’s expense, copies of the financial statements of any Credit Party and any reports or management letters prepared by such accountants or auditors on behalf of any Credit Party and to disclose to Administrative Agent and Lenders such information as they may have regarding the business of any Credit Party. Any documents, schedules, invoices or other papers delivered to Administrative Agent or any Lender may be destroyed or otherwise disposed of by Administrative Agent or such Lender one (1) year after the same are delivered to Administrative Agent or such Lender, except as otherwise designated by Borrower to Administrative Agent or such Lender in writing.

9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc.

Each Credit Party shall not, and shall not permit any Subsidiary to, directly or indirectly,

(a) dissolve, liquidate or wind up its affairs, sell, transfer, lease or otherwise dispose of its property or assets or agree to do so at a future time except the following, without duplication, shall be expressly permitted:

(i) Specified Sales;

(ii) the sale, transfer, lease or other disposition of property or assets (A) to an unrelated party not in the ordinary course of business (other than Specified Sales and Scheduled Asset Dispositions), where and to the extent that they are the result of a Recovery Event or (B) the sale, lease, transfer or other disposition of machinery, parts and equipment no longer used or useful in the conduct of the business of the Credit Parties or any of their Subsidiaries, as appropriate, in its reasonable discretion, so long as and the net proceeds therefrom are used to repair or replace damaged property or to purchase or otherwise acquire new assets or property, provided that such purchase or acquisition is committed to within 180 days of receipt of the net proceeds and such purchase or acquisition is consummated within 270 days of receipt of such proceeds;

(iii) the sale, lease or transfer of property or assets from a Credit Party to another Credit Party;

(iv) Scheduled Asset Dispositions; and

(v) the sale, lease or transfer of property or assets (including any Mortgaged Property) not to exceed $10,000,000 in the aggregate in any fiscal year.

provided, that with respect to clauses (ii), (iv) and (v) above (unless the consent of the Administrative Agent is received, which consent shall not be unreasonably withheld), in each case (A) at least 75% of the consideration received therefor by such Credit Party or any such Subsidiary is in the form of cash or Cash Equivalents, (B) the total consideration received by such Credit Party or any such Subsidiary is greater than or equal to the fair market value of the assets sold, transferred, leased or otherwise disposed of, (C) no Event of Default then exists or shall result from such asset disposition (D) with respect to the sale of any Mortgaged Property, the Borrower shall provide an appraised value for such Mortgaged Property and the Loans shall be prepaid in accordance with Section 2.5 in an amount equal to the greater of (I) such appraised value (to the extent permitted by the ABL Credit Agreement) and (II) the Net Cash Proceeds actually received from such sale; provided, further, that with respect to sales of assets permitted hereunder only, Collateral Agent shall be entitled, without the consent of the Required Lenders, to release its liens relating to the particular assets sold; or

(b)(i) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) the property or assets of any Person (other than purchases or other acquisitions of inventory, leases, materials, property and equipment in the ordinary course of business, except as otherwise limited or prohibited herein) or (ii) enter into any transaction of merger or consolidation, except for Investments or acquisitions permitted pursuant to Section 9.10.

9.8 Encumbrances.

Each Credit Party shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except (“Permitted Liens”):

(a) the security interests and liens of Collateral Agent for itself and the benefit of Administrative Agent and Lenders;

(b) liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Credit Party or Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books;

(c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Credit Party’s or Subsidiary’s business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Credit Party or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Credit Party or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(e) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property (other than Mortgaged Property) to secure Indebtedness permitted under Section 9.9(d) hereof;

(f) pledges and deposits of cash by any Credit Party after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Credit Party as of the date hereof;

(g) pledges and deposits of cash by any Credit Party after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Credit Party as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance satisfactory to Administrative Agent;

(h) liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Credit Party located on the premises of such Credit Party (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Credit Party and the precautionary UCC financing statement filings in respect thereof;

(i) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefore and (iii) a stay of enforcement of any such liens is in effect;

(j) the security interests and liens set forth on Schedule 8.4 to the Information Certificate;

(k) liens securing the ABL Obligations, so long as the Intercreditor Agreement or a replacement intercreditor agreement satisfactory to Administrative Agent and all the Lenders is in effect; and

(l) liens securing Indebtedness of Newark Paperboard Products, Ltd. to TD Mortgage, to the extent permitted by the terms of Section 9.9; and

(m) any security created pursuant to the general conditions of a bank operating in the Netherlands based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumer Union (Consumentenbond).

9.9 Indebtedness.

Each Credit Party shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

(a) the Obligations;

(b) the ABL Obligations of the Borrower in an aggregate principal amount not to exceed the Maximum Working Capital Obligations and renewals, refinancings or extensions thereof in whole or in part (provided, that (i) the outstanding principal amount of the ABL Obligations is not increased at the time of such renewal, refinancing or extension and (ii) the terms relating to principal amount, amortization, maturity and collateral, and other material terms taken as a whole, of any renewal, refinancing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Borrower or the Lenders than the terms of any ABL Financing Agreement and the interest rate applicable to any such renewal, refinancing or extending Indebtedness does not exceed the then applicable market interest rate), so long as the Intercreditor Agreement or a replacement intercreditor agreement satisfactory to Administrative Agent and all the Lenders is in effect;

(c) Indebtedness of the Credit Parties and their Subsidiaries existing as of the Closing Date as referenced in the financial statements delivered to Administrative Agent and as set out more specifically in Schedule 9.9 to the Information Certificate and renewals, refinancings or extensions thereof; provided, that (i) the outstanding principal amount of such Indebtedness is not increased at the time of such renewal, refinancing or extension and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any renewal, refinancing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Borrower or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such renewal, refinancing or extending Indebtedness does not exceed the then applicable market interest rate;

(d) purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property (other than Mortgaged Property) not to exceed $15,000,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of such Credit Party or Subsidiary other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

(e) unsecured intercompany Indebtedness among the Credit Parties, provided that any such Indebtedness shall be (i) fully subordinated to the Obligations hereunder on terms reasonably satisfactory to Administrative Agent and (ii) if requested by the Administrative Agent and, in any event, if in an amount greater than $5,000,000, evidenced by promissory notes which shall be pledged to Administrative Agent as Collateral for the Obligations;

(f) unsecured Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $15,000,000 at any time outstanding;

(g) Bank Product Debt and unsecured Indebtedness and obligations owing under hedging agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(h) Guaranty Obligations in respect of Indebtedness of a Credit Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section 9.9;

(i) unsecured Indebtedness owing under the Senior Subordinated Notes;

(j) other unsecured Indebtedness in an aggregate amount not to exceed $25,000,000 at any time outstanding;

(k) Indebtedness of the Borrower and its Subsidiaries that is secured by assets acquired in connection with a Permitted Acquisition and not incurred in contemplation thereof, as long as the outstanding principal amount of the Indebtedness secured thereby is not increased after the date the asset is acquired by the Borrower or any of its Subsidiaries in an aggregate amount not to exceed $10,000,000;

(l) Indebtedness of the Foreign Subsidiaries owing to Newark B.V. to the extent such loan by Newark B.V. is permitted pursuant to Permitted Investments;

(m) Indebtedness of Newark Paperboard Products, Ltd. (i) to Borrower in an aggregate amount not to exceed CDN$6,292,638 at any time outstanding and (ii) to TD Mortgage in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(n) Indebtedness of any Foreign Subsidiary incurred to provide all or a portion of the purchase price for the PKV Acquisition, so long as the PKV Acquisition is otherwise permitted by the terms of this Agreement;

(o) Indebtedness of Newark B.V. owed to Borrower for loans or advances made on the Closing Date by Borrower to the Newark B.V. from the proceeds of (A) loans made to Borrower under this Agreement in an aggregate dollar amount of up to $15,000,000 and (B) Loans made to Borrower on the Closing Date incurred in order to repay outstanding indebtedness of Newark B.V.; and

(p) other Indebtedness of Credit Parties and their Subsidiaries (excluding Guaranty Obligations of any Credit Party in favor of any Foreign Subsidiary) which does not exceed $1,000,000 in the aggregate at any time outstanding.

9.10 Loans, Investments, Etc.

Each Credit Party shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except (the “Permitted Investments”):

(a) cash and Cash Equivalents;

(b) receivables owing to the Borrower or any of its Subsidiaries and advances to suppliers, including, without limitation, notes receivable owing from customers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(c) Investments in and loans to a Credit Party; provided, however, that investments in and loans to NP Cogen shall be limited to those in existence on the Closing Date until such time as Administrative Agent shall have received an opinion of counsel to NP Cogen in form and substance satisfactory to Administrative Agent;

(d) loans and advances to employees in existence as of the Closing Date in an amount not to exceed $1,000,000 and additional loans and advances to employees in an aggregate amount not to exceed $1,000,000 at any time outstanding; provided that such loan or advance is not made in violation of any law;

(e) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(f) Investments, acquisitions or transactions permitted under Section 9.7;

(g) hedging agreements to the extent permitted pursuant to Section 9.9;

(h) Permitted Acquisitions;

(i) the Investment in and loans to Newark B.V. by the Borrower existing as of the Closing Date and evidenced by that certain amended and restated promissory note dated June 14, 2001 (the “B.V. Intercompany Note”) in an aggregate principal amount outstanding as of the Closing Date of €24,398,287.64, as such note is in effect on the Closing Date and as such amount may be reduced from time to time;

(j) the acquisition (the “PKV Acquisition”) by the Borrower or a Foreign Subsidiary of the Borrower of PKV German Mill and the related co-generation facility, so long as the total consideration (without taking into account the proceeds of Subordinated Debt, unsecured Indebtedness or Capital Stock to the extent used to pay a portion or all of such consideration) for such acquisition does not exceed €5,000,000 and such acquisition otherwise satisfies the conditions set forth in the definition of Permitted Acquisition (it being agreed that the purchase price paid for such acquisition shall not count toward the purchase price limits set forth in the definition of Permitted Acquisition);

(k) additional loan advances and/or Investments of a nature not contemplated by the foregoing clauses hereof, provided that such loans, advances and/or Investments made pursuant to this clause (i) shall not exceed an aggregate amount of $100,000; and

(l) loans and advances by the Borrower to, and investments by the Borrower in, Foreign Subsidiaries in an aggregate dollar amount outstanding at any time not to exceed $25,000,000 (excluding (i) the intercompany loan made by Borrower to Newark B.V. pursuant to the B.V. Intercompany Note, (ii) any such investment, loan or advance made by Borrower to provide all or a portion of the purchase price for the PKV Acquisition, so long as the PKV Acquisition is otherwise permitted by the terms of this

Agreement, and (iii) any investment, loan or advance by Borrower to Newark B.V. from the proceeds of Loans made to Borrower on the Closing Date, in order to repay outstanding indebtedness of Newark B.V. on the Closing Date) minus the outstanding dollar amount outstanding of all loans to Newark B.V. under the ABL Credit Agreement.

9.11 Restricted Payments.

the Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except:

(a) to make dividends payable solely in the same class of Capital Stock of such Person;

(b) to make dividends or other distributions (directly or indirectly through Subsidiaries) payable to any Credit Party;

(c) provided that no Default or Event of Default pursuant to Section 10.1(a), (g) or (h) shall have occurred and subject to the provisions of Article X of the Senior Subordinated Note Indenture, to make regularly scheduled payments of interest in respect of the Senior Subordinated Notes but only to the extent required by and subject to the subordination provisions contained in, the Senior Subordinated Note Indenture, as such may be amended or modified from time to time in accordance with Section 9.24;

(d) provided that (i) no Default or Event of Default has occurred and is continuing at such time or would be directly or indirectly caused as a result thereof and (ii) so long as the Borrower is in compliance with the financial covenants set forth in Section 9.17 and 9.18 on a Pro Forma Basis after giving effect to such payment, to make Restricted Payments (A) pursuant to and in accordance with the ESOP Plan, (B) to Fred G. von Zuben in connection with Subordinated Debt issued by Borrower and permitted under Section 9.9(j) and (C) in respect of the Borrower’s existing stock appreciation rights and stock option programs; provided further the aggregate amount of all such Restricted Payments made under subclauses (A), (B) and (C) of this clause (d) shall not exceed $7,000,000 in any fiscal year;

(e) provided that no Default or Event of Default has occurred and is continuing at such time or would be directly or indirectly caused as a result thereof, the Borrower may voluntarily prepay the ABL Obligations;

(f) commencing after the fiscal year ending 2008, provided that no Default or Event of Default has occurred and is continuing at such time or would be directly or indirectly caused as a result thereof, Excess Availability is in excess of $25,000,000, the Senior Leverage Ratio is less than or equal to 1.50 to 1.0 and the outstanding principal amount of the Obligations and the related commitments of the Lenders has been reduced by at least $15,000,000 other than through asset sales or other dispositions of Collateral, the Borrower may redeem the Senior Subordinated Notes;

(g) the Borrower may prepay principal of, premium, if any, or interest on, redeem, purchase, retire, defease or make a sinking fund or similar payment with respect to the industrial revenue bonds of the Borrower set forth on Schedule 9.9 to the Information Certificate; and

(h) Borrower may make cash contributions to its pension plan in excess of the actuarially determined minimum funding obligation in an aggregate amount of up to $10,000,000 per fiscal year provided that no Default or Event of Default has occurred and is continuing at such time or would be directly or indirectly caused as a result thereof and Excess Availability is in excess of $10,000,000 both before and after the payment thereof.

9.12 Transactions with Affiliates.

(a) Each Credit Party shall not, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its officers, directors or other Affiliates (each, an “Affiliate Transaction”), other than:

(i) Affiliate Transactions permitted by paragraph (b) below; and

(ii) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an officer, director or Affiliate of the Credit Party.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $5,000,000 will be approved by the Board of Directors (or comparable governing body) of the applicable Credit Party, such approval to be evidenced by resolutions stating that the Board of Directors (or comparable governing body) has determined that such transaction complies with the foregoing provisions. If the any Credit Party enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10,000,000, the Borrower will, prior to the consummation thereof, obtain an opinion from an Independent Financial Advisor stating that such transaction or series of related transactions are fair to the applicable Credit Party, as the case may be, from a financial point of view.

(b) The restrictions set forth in Section 9.12(a) shall not apply to:

(i) reasonable fees and compensation paid to and indemnity provisions on behalf of the officers, directors, employees or consultants of any Credit Party as determined in good faith by the applicable Credit Party’s Board of Directors (or comparable governing body);

(ii) transactions exclusively between or among the Credit Parties; provided, that such transactions are not otherwise prohibited by this Agreement;

(iii) any agreement or instrument in effect as of the Closing Date or any amendment or replacement thereof or any transaction contemplated thereby (including pursuant to any amendment or replacement thereof) so long as any such amendment or replacement agreement or instrument is, in the good faith judgment of the Board of Directors (or comparable governing body) of the applicable Credit Party, not more disadvantageous to the Lenders in any material respect that the original agreement or instrument as in effect on the Closing Date; and

(iv) Restricted Payments and Permitted Investments permitted by this Agreement.

9.13 Compliance with ERISA.

Each Credit Party shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any Pension Plan so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any Plan or any trust created thereunder which would subject such Credit Party or such ERISA Affiliate to a material tax or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Pension Plan; (g) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; or (h) not allow or suffer to exist any occurrence of a Reportable Event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.

9.14 End of Fiscal Years.

No Credit Party will, nor will they permit any of their Subsidiaries to, change their fiscal year.

9.15 Change in Business.

Each Credit Party shall not engage in any business other than the business of such Credit Party on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Credit Party is engaged on the date hereof.

9.16 Limitation of Restrictions Affecting Subsidiaries.

Each Credit Party shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Credit Party to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Credit Party or any Subsidiary of such Credit Party; (b) make loans or advances to such Credit Party or any Subsidiary of such Credit Party, (c) transfer any of its properties or assets to such Credit Party or any Subsidiary of such Credit Party; (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or (e) act as a Guarantor and pledge its assets pursuant to the Financing Agreements or any renewals, refinancings, exchanges, refundings or extensions thereof, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Credit Party or any Subsidiary of such Credit Party, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Credit Party or any Subsidiary of such Credit Party, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Credit Party prior to the date on which such Subsidiary was acquired by such Credit Party and outstanding on such acquisition date, (vi) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Administrative Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued, (vii) the Senior Subordinated Notes, (viii) any document or instrument governing Indebtedness incurred pursuant to Section 9.9(d), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith or (ix) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

9.17 Fixed Charge Coverage Ratio.

If during any fiscal quarter Excess Availability falls below $10,000,000 (an “Availability Shortfall”), Borrower and its Subsidiaries shall achieve a Fixed Charge Coverage Ratio of not less than 1.0 to 1.0 as of the end of the preceding fiscal quarter, as of the end of the fiscal quarter during which such Availability Shortfall occurs and as of the end of each fiscal quarter thereafter until no Availability Shortfall exists for a complete fiscal quarter.

9.18 Senior Leverage Ratio.

The Senior Leverage Ratio, for the twelve-month period ending as of each fiscal quarter end, shall be less than or equal to 3.0 to 1.0.

9.19 License Agreements.

(a) Each Credit Party shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to which it is a party to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, that, subject to Section 9.19(b) below, such Credit Party may cancel, surrender or release any material License Agreement in the ordinary course of the business of such Credit Party; provided, that, such Credit Party (as the case may be) shall give Administrative Agent not less than thirty (30) days prior written notice of its intention to so cancel, surrender and release any such material License Agreement, (iv) give Administrative Agent prompt written notice of any material License Agreement entered into by such Credit Party after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Administrative Agent may request, (v) give Administrative Agent prompt written notice of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to Administrative Agent (promptly upon the receipt thereof by such Credit Party in the case of a notice to such Credit Party and concurrently with the sending thereof in the case of a notice from such Credit Party) a copy of each notice of default and every other notice and other communication received or delivered by such Credit Party in connection with any material License Agreement which relates to the right of such Credit Party to continue to use the property subject to such License Agreement, and (vi) furnish to Administrative Agent, promptly upon the request of Administrative Agent, such information and evidence as Administrative Agent may reasonably require from time to time concerning the observance, performance and compliance by such Credit Party or the other party or parties thereto with the material terms, covenants or provisions of any material License Agreement.

(b) Each Credit Party will either exercise any option to renew or extend the term of each material License Agreement to which it is a party in such manner as will cause the term of such material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Administrative Agent or give Administrative Agent prior written notice that such Credit Party does not intend to renew or extend the term of any such material License Agreement or that the term thereof shall otherwise be expiring, not less than sixty (60) days prior to the date of any such non-renewal or expiration. In the event of the failure of such Credit Party to extend or renew any material License Agreement to which it is a party, Administrative Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such material License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Administrative Agent or in the name and behalf of such Credit Party, as Administrative Agent shall determine at any time that an Event of Default shall exist or have occurred and be continuing. Administrative Agent may, but shall not be required to, perform any or all of such obligations of such Credit Party under any of the License Agreements, including, but not limited to, the payment of any or all sums due from such Credit Party thereunder. Any sums so paid by Administrative Agent shall constitute part of the Obligations.

9.20 Foreign Assets Control Regulations, Etc.

None of the requesting or borrowing of the Loans or the requesting or issuance, extension or renewal of any Credit-Linked Letter of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 USC §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56). None of Borrower or any of its Subsidiaries or any of their respective officers, directors or Affiliates is or will become a “blocked person” as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

9.21 Costs and Expenses.

The Credit Parties shall pay to Administrative Agent and Arrangers on demand all reasonable costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Administrative Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be requested by Borrower or required by the Administrative Agent (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) to the extent Administrative Agent is authorized in any Financing Agreement to conduct such activities at a Credit Party’s expense, costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, background checks, (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Control Accounts, together with Administrative Agent’s customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any Issuing Bank in connection with any Credit-Linked Letter of Credit; (e) costs and expenses of preserving and protecting the Collateral; (f) reasonable costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Collateral Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Administrative Agent, Collateral Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters other than claims arising solely out of their gross negligence or willful misconduct, as determined by a court of competent jurisdiction); (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Administrative Agent during the course of periodic field examinations of the Collateral and such Credit Party’s operations, plus a per diem charge at Administrative Agent’s then standard rate for Administrative Agent’s examiners in the field and office (which rate as of the date hereof is $850 per person per day); and (h) the reasonable fees and disbursements of one counsel (including legal assistants) to Administrative Agent, Collateral Agent and Arrangers in connection with any of the foregoing.

9.22 Additional Credit Parties.

Upon any Person becoming a direct or indirect Subsidiary of the Borrower, the Borrower will provide Administrative Agent with written notice thereof setting forth information in reasonable detail describing all of the assets of such Person and shall (a) cause such Person that is a Domestic Subsidiary to execute and deliver to Administrative Agent a Guarantor Joinder Agreement in substantially the form of Exhibit D causing such Subsidiary to become a party to this Agreement, as a joint and several “Guarantor”, and (b) deliver such other documentation as Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to Administrative Agent.

9.23 Pledged Assets.

Each of the Credit Parties will cause (i) the Priority Collateral, to be subject at all times to a first priority, perfected lien in favor of the Control Agent, Collateral Agent or Administrative Agent, in each case for the benefit of the Lenders, pursuant to the terms and conditions of the Security Documents or such other security documents as Control Agent, Collateral Agent or Administrative Agent shall reasonably request, subject to Permitted Liens, and (ii) the ABL Priority Collateral, to be subject at all times to a second priority, perfected lien in favor of Control Agent, Collateral Agent or Administrative Agent, in each case for the benefit of the Lenders, pursuant to the terms and conditions of the Security Documents or such other security documents as Control Agent, Collateral Agent or Administrative Agent shall reasonably request.

9.24 Amendment of Subordinated Debt; ABL Financing Agreements.

(a) the Credit Parties will not, nor will they permit any Subsidiary to, without the prior written consent of the Required Lenders, amend, modify, waive or extend or permit the amendment, modification, waiver or extension of any term of any document governing or relating to any Subordinated Debt in a manner that is adverse to the interests of the Lenders.

(b) the Credit Parties will not, nor will they permit any Subsidiary to, amend, replace, refinance, refund, restructure, amend, supplement, extend or otherwise modify the ABL Credit Agreement (i) to violate the provisions of the Intercreditor Agreement or (ii) to increase the then outstanding aggregate principal amount of the loans or reimbursement obligations with respect to letters of credit and similar obligations under the ABL Credit Agreement to an amount that would exceed the Maximum Working Capital Obligations.

9.25 Limitations on Activities of NP Cogen.

Until such time as Administrative Agent shall have received an opinion of counsel to NP Cogen in form and substance satisfactory to Administrative Agent, NP Cogen shall not engage in any activities or incur any Indebtedness other than owning and operating the assets owned and operated by it in the ordinary course of business as of the Closing Date.

9.26 Sale Leasebacks.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any Mortgaged Property owned by any Credit Party as of the Closing Date, (a) which any Credit Party or any Subsidiary has sold or transferred or is to sell or transfer to a Person which is not a Credit Party or a Subsidiary or (b) which any Credit Party or any Subsidiary intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by a Credit Party or a Subsidiary to another Person which is not a Credit Party or a Subsidiary in connection with such lease.

9.27 No Further Negative Pledges.

The Credit Parties will not, nor will they permit any Domestic Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any lien upon any of their properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Agreement and the other Financing Agreements, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 9.9(d); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, and (c) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

9.28 Limitation on Excluded Subsidiaries.

The Credit Parties will not permit the Excluded Subsidiaries to (i) own any other assets or to conduct any other business other than such assets owned and such business conducted, in each case as of the Closing Date or (ii) to account for, individually or in the aggregate for all such Excluded Subsidiaries, more than 5% of the net income or assets (determined on a consolidated basis) of the Borrower and its Subsidiaries.

9.29 After Acquired Real Property.

If any Credit Party hereafter acquires any Real Property, fixtures or any other property with cash or Cash Equivalents on hand or with the proceeds of Indebtedness incurred under this Agreement that is of the kind or nature described in the Mortgaged Property and such Real Property, fixtures or other property is adjacent to, contiguous with or necessary or related to or used in connection with any Mortgaged Property, or if such Real Property is not adjacent to, contiguous with or related to or used in connection with Mortgaged Property, then if such Real Property, fixtures or other property at any location (or series of adjacent, contiguous or related locations, and regardless of the number of parcels) has a fair market value in an amount equal to or greater than $3,000,000 or such lesser amount as required by the Administrative Agent in its sole discretion, without limiting any other rights of Administrative Agent or any Lender, or duties or obligations of any Credit Party, promptly upon Administrative Agent’s request, such Credit Party shall execute and deliver to Administrative Agent a mortgage, deed of trust or deed to secure debt, as Administrative Agent may determine, in form and substance substantially similar to the Mortgages and as to any provisions relating to specific state laws satisfactory to Administrative Agent and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Administrative Agent a first and only lien and mortgage on and security interest in such Real Property, fixtures or other property (except as such Credit Party would otherwise be permitted to incur hereunder or under the Mortgages or as otherwise consented to in writing by Administrative Agent) and such other agreements, documents and instruments as Administrative Agent may require in connection therewith.

9.30 Operating Leases.

Each of the Credit Parties will not, nor will it permit any of its Subsidiaries to, enter into, assume or permit to exist any obligations for the payment of rent under Operating Leases which in the aggregate for all such Persons would exceed $12,000,000 in any Fiscal Year of the Borrower.

9.31 Further Assurances.

At the reasonable request of Administrative Agent at any time and from time to time, the Credit Parties shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements.

9.32 Post Closing Covenants.

(a) Within ninety (90) days following the Closing Date, the Borrower shall use its commercially reasonable efforts to deliver (or cause to be delivered) to Administrative Agent Collateral Access Agreements or other applicable lien waiver agreements for any warehouse, plant or other leased real property set forth on Schedule 9.32.

(b) Within ninety (90) days following the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Borrower shall execute and deliver, or cause to be executed and delivered, a Mortgage with respect to the Real Property of the Credit Parties located in Mobile, Alabama, together with such other documentation as may be reasonably required by the Collateral Agent and consistent with the documentation delivered for the other Mortgaged Properties pursuant to Section 4.1, each in form and substance reasonably satisfactory to the Collateral Agent.

(c) Within thirty (30) days following the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Company shall deliver (or cause to be delivered) to Administrative Agent an original executed BV Intercompany Note replacing the note which cannot be located as of the Closing Date, together with an allonge.

(d) Within 90 days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), to the extent reasonably required by the Administrative Agent, the Credit Parties shall provide evidence reasonably satisfactory to the Administrative Agent that all chain of title issues (including unreleased filings related to Liens that have previously been terminated) with respect to the intellectual property of Borrower and its Subsidiaries registered with the United States Patent and Trademark Office (other than intellectual property that the Borrower reasonably determines has no material value) have been corrected in the appropriate records of the United States Patent and Trademark Office.

SECTION 10

EVENTS OF DEFAULT AND REMEDIES

10.1 Events of Default.

The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)(i) Borrower fails to pay any principal on any Loan when due in accordance with the terms hereof; or Borrower fails to reimburse any Issuing Bank for any Credit-Linked LOC Obligations when due in accordance with the terms hereof or of any Credit-Linked Letter of Credit Document (unless reimbursed with a Credit-Linked Purchase in accordance with the terms hereof); or Borrower fails to pay any interest on any Loan or any fee or other amount payable hereunder when due in accordance with the terms hereof and such failure shall continue unremedied for three (3) days (or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations thereunder);

(ii) any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in any of Sections 9.1, 9.6 through 9.12, 9.15 through 9.18, 9.20, or 9.25 through 9.30; or

(iii) any Credit Party shall fail to comply with any other covenant, contained in this Agreement or the other Financing Agreements or any other agreement, document or instrument among any Credit Party, Administrative Agent and the Lenders or executed by any Credit Party in favor of Administrative Agent or the Lenders (other than as described in Sections 10.1(a)(i) or (ii) above), and in the event such breach or failure to comply is capable of cure, is not cured within thirty (30) days of its occurrence; provided, that, such thirty (30) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such thirty (30) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by any Credit Party of any such covenant;

(b) any representation, warranty or statement of fact made by any Credit Party to Administrative Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect on or as of the date made or deemed to be made;

(c) any Guarantor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Administrative Agent or any Lender;

(d) any judgment for the payment of money is rendered against any Credit Party in excess of $1,000,000 in any one case or in excess of $1,000,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Credit Party or any of the Collateral having a value in excess of $1,000,000;

(e) any Credit Party dissolves or discontinues doing business (provided that any Guarantor may dissolve or discontinue doing business if its assets are transferred to a Credit Party prior to such dissolution or discontinuation); any Credit Party (other than NP Cogen) suspends doing business, other than temporary shutdowns for routine maintenance or otherwise in accordance with past practices and in any event not to exceed five (5) days in any fiscal quarter;

(f) any Credit Party makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

(g) a case or proceeding under the bankruptcy laws of the United States of America or other applicable jurisdiction now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Credit Party, Newark B.V. or all or any part of their respective properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or any Credit Party or Newark B.V. shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h) a case or proceeding under the bankruptcy laws of the United States of America or comparable proceeding under the laws of any other applicable jurisdiction now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Credit Party, Newark B.V. or for all or any part of their respective property;

(i) any default in respect of any Indebtedness of any Credit Party (other than Indebtedness owing to Administrative Agent and Lenders hereunder), in any case in an amount in excess of $2,500,000, which default continues for more than the applicable cure period, if any, with respect thereto or any default by any Credit Party under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto;

(j) any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Administrative Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority and/or second priority (as applicable) security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(k) an ERISA Event shall occur which results in or could reasonably be expected to result in a Material Adverse Effect;

(l) any Change of Control;

(m) the indictment by any Governmental Authority of any Credit Party as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Administrative Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against such Credit Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $5,000,000 or (ii) any other property of any Credit Party which is necessary or material to the conduct of its business;

(n) there shall be an event of default (after any applicable cure period thereunder has expired) under any of the other material Financing Agreements; or

(o) any default (which is not waived or cured within the applicable period of grace) or event of default shall occur under any Subordinated Debt or the subordination provisions contained therein shall cease to be in full force and effect or to give the Lenders the rights, powers and privileges purported to be created thereby;

(p) any uninsured damage to or loss, theft or destruction or any assets of Borrower or Guarantors or any of their Subsidiaries shall occur that is in excess of $5,000,000; or

(q) the Borrower and its Subsidiaries fail to comply with the terms of the Settlement Agreement or the Final Judgment and any cure right or period prior to which the Commonwealth of Massachusetts or other applicable Governmental Authority shall have the right to (i) enjoin or materially limit the Borrower’s business operations or (ii) levy or issue a fine or penalty that could reasonably be expected to have a Material Adverse Effect shall have expired.

For the purposes of this Section 10.1, in relation to any procedure or step taken in the Netherlands, (i) bankruptcy (failissement), suspension of payments (surseance van betaling), emergency procedure (noodregeling) or any other procedure having the effect that the entity to which it applies loses the free management or ability to dispose of its property (irrespective of whether that procedure is provisional or final); and (ii) dissolution (ontbinding) or any other procedure having the effect that the entity to which it applies ceases to exist, shall qualify as events specified in Sections 10.1(g) and (h) above.

10.2 Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, Administrative Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Credit Party, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Administrative Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Administrative Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Credit Party of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Administrative Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against any Credit Party to collect the Obligations without prior recourse to the Collateral.

(b) Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Administrative Agent may, at its option and shall upon the direction of the Required Lenders, (i) upon notice to Borrower, accelerate the payment of all Obligations (other than Obligations consisting of Bank Product Debt related to hedging agreements) and demand immediate payment thereof to Administrative Agent for itself and the benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), and (ii) terminate the Credit-Linked Commitments whereupon the obligation of each Lender to make any Loan and Issuing Bank to issue any Credit-Linked Letter of Credit shall immediately terminate (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), the Credit-Linked Commitments and any other obligation of Administrative Agent or a Lender hereunder shall automatically terminate).

(c) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, subject to the terms of the Intercreditor Agreement, Administrative Agent may, in its discretion (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Credit Party, at Borrower’s expense, to assemble and make available to Administrative Agent any part or all of the Collateral at any place and time designated by Administrative Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Administrative Agent or elsewhere) at such prices or terms as Administrative Agent may deem reasonable, for cash, upon credit or for future delivery, with Administrative Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Credit Party, which right or equity of redemption is hereby expressly waived and released by the Credit Parties and/or (vi) terminate this Agreement. If any of the Collateral is sold or leased by Administrative Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Administrative Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Administrative Agent to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and the Credit Parties waive any other notice. In the event Administrative Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Credit Party waives the posting of any bond which might otherwise be required. The rights of the Administrative Agent set forth in clause (v) above with respect to the Capital Stock of Newark B.V. shall be subject to the terms of the Dutch Deed of Pledge.

(d) At any time or times that an Event of Default exists or has occurred and is continuing and subject to the terms of the Intercreditor Agreement, Administrative Agent and Collateral Agent may, in their discretion, enforce the rights of any Credit Party against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Administrative Agent and/or Collateral Agent may, in its discretion, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Collateral Agent and that Collateral Agent has a security interest therein and Administrative Agent and/or Collateral Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables directly to Collateral Agent or Administrative Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Administrative Agent, Collateral Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Administrative Agent or Collateral Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders. At any time that an Event of Default exists or has occurred and is continuing, at Administrative Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Collateral Agent and are payable directly and only to Collateral Agent and the Credit Parties shall deliver to Administrative Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Administrative Agent may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Administrative Agent’s request, hold the returned Inventory in trust for Collateral Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Administrative Agent’s and Collateral Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Administrative Agent’s prior written consent.

(e) To the extent that applicable law imposes duties on Administrative Agent or Collateral Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Credit Party acknowledges and agrees that it is not commercially unreasonable for Administrative Agent, Collateral Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by

Administrative Agent, Collateral Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Credit Party, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Administrative Agent, Collateral Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Administrative Agent, Collateral Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Administrative Agent and Collateral Agent in the collection or disposition of any of the Collateral. Each Credit Party acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Administrative Agent, Collateral Agent or any Lender would not be commercially unreasonable in the exercise by Administrative Agent, Collateral Agent or any Lender of remedies against the Collateral and that other actions or omissions by Administrative Agent, Collateral Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Credit Party or to impose any duties on Administrative Agent, Collateral Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(f) For the purpose of enabling Administrative Agent and Collateral Agent to exercise the rights and remedies hereunder, each Credit Party hereby grants to Administrative Agent and Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to any Credit Party, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Credit Party, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(g) At any time an Event of Default exists or has occurred and is continuing, Administrative Agent may apply the cash proceeds of Collateral actually received by Administrative Agent or Collateral Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations. The Credit Parties shall remain liable to Administrative Agent, Collateral Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.

(h) Without limiting the foregoing, upon the occurrence of a Default or an Event of Default, Administrative Agent and Lenders may, at Administrative Agent’s option, and upon the occurrence of an Event of Default at the direction of the Required Lenders, Administrative Agent and Lenders shall, without notice, cease making Loans or arranging for Credit-Linked Letters of Credit or reduce the lending formulas or amounts of Loans and Credit-Linked Letters of Credit available to Borrower.

(i) Notwithstanding any provision to the contrary in any Financing Agreement, foreclosure on any security governed by Dutch law, including the right of pledge over the Capital Stock of Newark B.V. (including allocation of the proceeds) shall take place in accordance with Dutch law and any relevant Security Document (including the Dutch Deed of Pledge). Section 10.2(c) shall not apply to any security governed by Dutch law.

SECTION 11

JURY TRIAL WAIVER; OTHER WAIVERS

AND CONSENTS; GOVERNING LAW

11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than New York.

(b) The Credit Parties, Administrative Agent, Lenders and Issuing Bank irrevocably consent and submit to the non-exclusive jurisdiction of the courts of the State of New York sitting in New York County, New York and the United States District Court

of the Southern District of New York, whichever Administrative Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Administrative Agent and Lenders shall have the right to bring any action or proceeding against any Credit Party or its or their property in the courts of any other jurisdiction which Administrative Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Credit Party or its or their property).

(c) Each Credit Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Administrative Agent’s option, by service upon any Credit Party in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Credit Party shall appear in answer to such process, failing which such Credit Party shall be deemed in default and judgment may be entered by Administrative Agent against such Credit Party for the amount of the claim and other relief requested; provided, however, that enforcement in a Dutch court of this Agreement and the Dutch Deed of Pledge will be subject to Dutch rules of civil procedure.

(d) THE CREDIT PARTIES, ADMINISTRATIVE AGENT, LENDERS AND CREDIT-LINKED ISSUING LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE CREDIT PARTIES, ADMINISTRATIVE AGENT, LENDERS AND CREDIT-LINKED ISSUING LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY CREDIT PARTY, ADMINISTRATIVE AGENT, ANY LENDER OR CREDIT-LINKED ISSUING LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Administrative Agent, Lenders and Issuing Bank shall not have any liability to any Credit Party (whether in tort, contract, equity or otherwise) for losses suffered by such Credit Party in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Administrative Agent, such Lender and Issuing Bank, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Administrative Agent, Lenders and Issuing Bank shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement. Each Credit Party: (i) certifies that neither Administrative Agent, any Lender, Issuing Bank nor any representative, agent or attorney acting for or on behalf of Administrative Agent, any Lender or Issuing Bank has represented, expressly or otherwise, that Administrative Agent, Lenders and Issuing Bank would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Administrative Agent, Lenders and Issuing Bank are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2 Waiver of Notices.

Each Credit Party hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Credit Party which Administrative Agent or any Lender may elect to give shall entitle such Credit Party to any other or further notice or demand in the same, similar or other circumstances.

11.3 Amendments and Waivers.

(a) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Administrative Agent and the Required Lenders or at Administrative Agent’s option, by Administrative Agent with the authorization or consent of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by Borrower and such amendment, waiver, discharger or termination shall be effective and binding as to all Lenders and Issuing Bank only in the specific instance and for the specific purpose for which given; except, that, no such amendment, waiver, discharge or termination shall:

(i) reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Credit-Linked Letters of Credit, in each case without the consent of each Lender directly affected thereby,

(ii) increase the Credit-Linked Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

(iii) release Collateral with a fair market value in excess of $2,000,000 (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), without the consent of Administrative Agent and all of Lenders,

(iv) release Borrower or any material Guarantor (as determined by Administrative Agent) from obligations hereunder, without the consent of Administrative Agent and all of the Lenders,

(v) reduce any percentage specified in the definition of Required Lenders, without the consent of Administrative Agent and all of Lenders,

(vi) consent to the assignment or transfer by any Credit Party of any of their rights and obligations under this Agreement, without the consent of Administrative Agent and all of Lenders,

(vii) amend, modify or waive any terms of this Section 11.3 hereof, without the consent of Administrative Agent and all of Lenders,

(viii) amend, modify or waive any requirements of Section 12.11 such that the amount of permitted overadvances or Special Agent Advances may be increased without the consent of Administrative Agent and each Lender, or

(ix) amend Section 6.4(a) without the consent of Administrative Agent and each Lender.

(b) Administrative Agent, Lenders and Issuing Bank shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Administrative Agent, any Lender or Issuing Bank of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Administrative Agent, any Lender or Issuing Bank would otherwise have on any future occasion, whether similar in kind or otherwise.

(c) Notwithstanding anything to the contrary contained in Section 11.3(a) above, if any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Financing Document that requires the consent of each Lender and that has been approved by the Required Lenders (such Lender being referred to herein as a “Non-Consenting Lender”), then Borrower shall have the right, but not the obligation, to replace such Non-Consenting Lender in connection with such proposed amendment, waiver, consent or release. Upon the exercise by Borrower of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to the Administrative Agent or an Eligible Transferee, the Credit-Linked Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto. Borrower shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify a date on which such purchase and sale shall occur. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, the Administrative Agent or such Eligible Transferee, shall pay to the Non-Consenting Lender (except as such Non-Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee). Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Credit-Linked Commitment of the Non-Consenting Lender shall terminate on such date.

(d) The consent of Administrative Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Administrative Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section. The consent of Issuing Bank shall be required for any amendment, waiver or consent affecting the rights or duties of Issuing Bank hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section, provided, that, the consent of Issuing Bank shall not be required for any other amendments, waivers or consents. Notwithstanding anything to the contrary contained in Section 11.3(a) above, (i) in the event that Administrative Agent shall agree that any items otherwise required to be delivered to Administrative Agent as a condition of the initial Loans and Letters of Credit hereunder may be delivered after the date hereof, Administrative Agent may, in its discretion, agree to extend the date for delivery of such items or take such other action as Administrative Agent may deem appropriate as a result of the failure to receive such items as Administrative Agent may determine or may waive any Event of Default as a result of the failure to receive such items, in each case without the consent of any Lender and (ii) Administrative Agent may consent to any change in the type of organization, jurisdiction of organization or other legal structure of any Credit Party or any of their Subsidiaries and amend the terms hereof or of any of the other Financing Agreements as may be necessary or desirable to reflect any such change, in each case without the approval of any Lender.

11.4 Waiver of Counterclaims.

Each Credit Party waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5 Indemnification.

Each Credit Party shall, jointly and severally, indemnify and hold Administrative Agent, each Lender, the Arrangers and Issuing Bank, and their respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that the Credit Parties shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of the Credit Parties as to any other Indemnitee). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, the Credit Parties shall pay the maximum portion which it is permitted to pay under applicable law to Administrative Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Financing Agreements or the transaction contemplated hereby or thereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

SECTION 12

THE AGENT

12.1 Appointment, Powers and Immunities.

Each Lender and Issuing Bank irrevocably designates, appoints and authorizes Wachovia to act as Administrative Agent and Collateral Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Administrative Agent and Collateral Agent, as applicable, by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Administrative Agent and Collateral Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Credit Party or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Administrative Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith. Administrative Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Administrative Agent shall have been delivered to and acknowledged by Administrative Agent.

12.2 Reliance by Administrative Agent.

Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Agents and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3 Events of Default.

(a) Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letters of Credit hereunder, unless and until Administrative Agent has received written notice from a Lender, or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that Administrative Agent receives such a Notice of Default or Failure of Condition, Administrative Agent shall give prompt notice thereof to the Lenders. Administrative Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided, that, unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, unless and until otherwise directed by the Required Lenders, Administrative Agent may, but shall have no obligation to, continue to make Loans and Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Credit-Linked Letter of Credit for the ratable account and risk of Lenders from time to time if Administrative Agent believes making such Loans or issuing or causing to be issued such Credit-Linked Letter of Credit is in the best interests of Lenders.

(b) Except with the prior written consent of Administrative Agent, no Lender or Issuing Bank may assert or exercise any enforcement right or remedy in respect of the Loans, Credit-Linked LOC Obligations or other Obligations, as against any Credit Party or any of the Collateral or other property of any Credit Party.

12.4 Wachovia in its Individual Capacity.

With respect to its Credit-Linked Commitment and the Loans made and Credit-Linked Letters of Credit issued or caused to be issued by it (and any successor acting as Administrative Agent), so long as Wachovia shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wachovia in its individual capacity as Lender hereunder. Wachovia (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrower (and any of its Subsidiaries or Affiliates) as if it were not acting as Administrative Agent, and Wachovia and its Affiliates may accept fees and other consideration from any Credit Party and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5 Indemnification.

Lenders agree to indemnify Administrative Agent and Issuing Bank (to the extent not reimbursed by Borrower hereunder and without limiting any obligations of Borrower hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Administrative Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Administrative Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

12.6 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender agrees that it has, independently and without reliance on Administrative Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Credit Parties and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Administrative Agent shall not be required to keep itself informed as to the performance or observance by any Credit Party of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Credit Party. Administrative Agent will use reasonable efforts to provide Lenders with any information received by Administrative Agent from any Credit Party which is required to be provided to Lenders or deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Administrative Agent from Borrower or any Lender; provided, that, Administrative Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Administrative Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent or deemed requested by Lenders hereunder, Administrative Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Credit Party that may come into the possession of Administrative Agent.

12.7 Failure to Act.

Except for action expressly required of Administrative Agent hereunder and under the other Financing Agreements, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8 [Reserved].

12.9 Concerning the Collateral and the Related Financing Agreements.

Each Lender authorizes and directs Administrative Agent to enter into this Agreement and the other Financing Agreements. Each Lender agrees that any action taken by Administrative Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Administrative Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

12.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders.

By signing this Agreement, each Lender: is deemed to have requested that Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report prepared or received by Administrative Agent (each field audit or examination report being referred to herein as a “Report” and collectively, “Reports”), appraisals with respect to the Collateral and financial statements with respect to Borrower and its Subsidiaries received by Administrative Agent;

(a) expressly agrees and acknowledges that Administrative Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;

(b) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Credit Parties and will rely significantly upon the Credit Parties’ books and records, as well as on representations of the Credit Parties’ personnel; and

(c) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner.

12.11 Collateral Matters.

(a) Administrative Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letters of Credit hereunder, make such disbursements and advances (“Special Administrative Agent Advances”) which Administrative Agent, in its sole discretion, deems necessary or (with respect to clauses (i) and (ii)) desirable (i) to preserve or protect the Collateral or any portion thereof, (ii) to enhance the likelihood or maximize the amount of repayment by the Credit Parties of the Loans and other Obligations; provided, that, the aggregate principal dollar amount of the Special Administrative Agent Advances pursuant to this clause (ii) outstanding at any time shall not exceed the amount equal to $3,000,000, or (iii) to pay any other amount chargeable to any Credit Party pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of (A) costs, fees and expenses and (B) payments to Issuing Bank in respect of any Credit-Linked LOC Obligations. The Special Administrative Agent Advances shall be repayable on demand and together with all interest thereon shall constitute Obligations secured by the Collateral. Special Administrative Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Interest on Special Administrative Agent Advances shall be payable at the Interest Rate then applicable to Prime Rate Loans and shall be payable on demand. Each Lender agrees that it shall make available to Administrative Agent, upon Administrative Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Administrative Agent Advance. If such funds are not made available to Administrative Agent by such Lender, such Lender shall be deemed a defaulting lender and Administrative Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Administrative Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Administrative Agent’s option based on the arithmetic mean determined by Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Administrative Agent) and if such amounts are not paid within three (3) days of Administrative Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.

(b) Lenders hereby irrevocably authorize Administrative Agent and Collateral Agent, at their option and in their discretion to release any security interest in or lien upon, any of the Collateral (i) upon termination of the Credit-Linked Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if any Credit Party certifies to Administrative Agent or Collateral Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Administrative Agent and Collateral Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Credit Party did not own an interest at the time the security interest or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $500,000, and to the extent Collateral Agent may release its security interest in and lien upon any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders, or (v) if required or permitted under the terms of any of the other Financing Agreements, including any intercreditor agreement, or (vi) approved, authorized or ratified in writing by all of Lenders. Except as provided above, Collateral Agent and Administrative Agent will not release any security interest in or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Collateral Agent or Administrative Agent at any time, Lenders will promptly confirm in writing Collateral Agent’s or Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section. In no event shall the consent or approval of Issuing Bank to any release of Collateral be required.

(c) Without in any manner limiting Administrative Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Collateral Agent or Administrative Agent, the authority to release Collateral conferred upon Collateral Agent under this Section. Collateral Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest or liens granted to Collateral Agent upon any Collateral to the extent set forth above; provided, that, (i) Collateral Agent shall not be required to execute any such document on terms which, in Collateral Agent’s or Administrative Agent’s opinion, would expose Collateral Agent or Administrative Agent to liability or create any obligations or entail any consequence other than the release of such security interest or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest or lien upon (or obligations of any Credit Party in respect of) the Collateral retained by such Credit Party.

(d) Neither Collateral Agent nor Administrative Agent shall have any obligation whatsoever to any Lender, Issuing Bank or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Credit-Linked Letters of Credit hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Collateral Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Collateral Agent or Administrative Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, Collateral Agent and Administrative Agent may act in any manner it may deem appropriate, in its discretion, given Collateral Agent’s own interest in the Collateral as a Lender and that neither Collateral Agent nor Administrative Agent shall have any duty or liability whatsoever to any other Lender or Issuing Bank.

12.12 Agency for Perfection.

Each Lender and Issuing Bank hereby appoints Administrative Agent, Collateral Agent and each other Lender and Issuing Bank as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Collateral Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Collateral Agent, Administrative Agent and each Lender and Issuing Bank hereby acknowledges that it holds possession of any such Collateral for the benefit of Collateral Agent as secured party. Should any Lender or Issuing Bank obtain possession of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver such Collateral to Collateral Agent or Control Agent or in accordance with Administrative Agent’s instructions.

12.13 Successor Administrative Agent.

Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to Lenders and Borrower; provided that if Administrative Agent resigns, it shall also resign as Collateral Agent and Control Agent (if applicable). If Administrative Agent resigns under this Agreement, the Required Lenders shall appoint a successor agent for Lenders. If no successor agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with Lenders and Borrower, a successor agent but no Lender shall be required to accept such appointment. Upon the acceptance by a Person as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Administrative Agent and Collateral Agent and the terms “Administrative Agent” and “Collateral Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Administrative Agent’s and Collateral Agent’s appointment, powers and duties as Administrative Agent and Collateral Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent and Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Administrative Agent or Collateral Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent and Collateral Agent by the date which is thirty (30) days after the date of a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent and Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

12.14 Other Agent Designations.

Administrative Agent may at any time and from time to time determine that a Lender may, in addition, be a “Co-Administrative Agent”, “Syndication Agent”, “Documentation Agent”, “Collateral Agent”, “Control Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement. Any such designation shall be effective upon written notice by Administrative Agent to Borrower of any such designation. Any Lender that is so designated as a Co-Administrative Agent, Syndication Agent, Documentation Agent, Collateral Agent, Control Agent or such similar designation by Administrative Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Administrative Agent, Syndication Agent, Documentation Agent, Collateral Agent, Control Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.15 Intercreditor Agreement.

Each of the Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 13.7) hereby (i) acknowledges that Wachovia is acting under the Intercreditor Agreement in multiple capacities as Administrative Agent, ABL Administrative Agent and Control Agent and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Wachovia any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 13.7) hereby authorizes and directs Wachovia to enter into the Intercreditor Agreement on behalf of such Lender and agrees that Wachovia, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.

12.16 Parallel Debts and Collateral Agent.

(a) Notwithstanding any provision to the contrary in any Financing Agreement, in relation to the Borrower’s Parallel Debts and any security governed by Dutch law (i) Collateral Agent shall act for itself (but always for the benefit of the Lenders in accordance with the provisions of the Financing Agreements); and (ii) the rights, powers and authorities vested in Collateral Agent pursuant to the Financing Agreements are subject to any restrictions imposed by mandatory Dutch law.

(b) If Collateral Agent resigns in accordance with Section 12.13, the Borrower shall execute such documents and take all such other action as necessary or (in the opinion of Collateral Agent) desirable in connection with the substitution, in accordance with applicable law, of the successor Collateral Agent as creditor of the Parallel Debt and as beneficiary of any security securing the Parallel Debt.

SECTION 13

TERM OF AGREEMENT; MISCELLANEOUS

13.1 Term.

(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall mature with all Obligations to be paid and satisfied in full in immediately available funds on the Termination Date. Upon the Termination Date, or earlier if accelerated pursuant to Section 10.2, Borrower shall pay to Administrative Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Administrative Agent (or at Administrative Agent’s option, a letter of credit issued for the account of Borrower and at Borrower’s expense, in form and substance satisfactory to Administrative Agent, by an issuer acceptable to Administrative Agent and payable to Administrative Agent as beneficiary) in such amounts as Administrative Agent determines are reasonably necessary to secure Administrative Agent, Lenders and Issuing Bank from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Credit-Linked LOC Obligations and checks or other payments provisionally credited to the Obligations and/or as to which Administrative Agent or any Lender has not yet received final and indefeasible payment and any continuing obligations of Administrative Agent or any Lender pursuant to any Account Control Agreement. The amount of such cash collateral (or letter of credit, as Administrative Agent may determine) as to any Credit-Linked LOC Obligations shall be in the amount equal to one hundred ten (110%) percent of the amount of the Credit-Linked LOC Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Credit-Linked LOC Obligations. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the bank account of Administrative Agent, as Administrative Agent may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the bank account designated by Administrative Agent are received in such bank account later than 12:00 noon, Charlotte, North Carolina time.

(b) No termination of the Credit-Linked Commitments, this Agreement or any of the other Financing Agreements shall relieve or discharge any Credit Party of its respective duties, obligations and covenants under this Agreement or any of the other Financing Agreements until all Obligations (other than contingent indemnification and like Obligations which by the terms thereof are stated to survive termination of the Financing Agreements) have been fully and finally discharged and paid, and Collateral Agent’s continuing security interest in the Collateral and the rights and remedies of Administrative Agent, Collateral Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, each Credit Party waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and neither Collateral Agent nor Administrative Agent shall not be required to send such termination statements to the Credit Parties, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all such Obligations paid and satisfied in full in immediately available funds.

13.2 Interpretative Provisions.

All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(a) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(b) All references to any Credit Party, Administrative Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(c) The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(d) The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”.

(e) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Administrative Agent, if such Event of Default is capable of being cured as determined by Administrative Agent.

(f) All references to the term “good faith” used herein when applicable to Administrative Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. The Credit Parties shall have the burden of proving any lack of good faith on the part of Administrative Agent or any Lender alleged by any Credit Party at any time.

(g) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Borrower most recently received by Administrative Agent prior to the date hereof. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.

(h) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(i) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(j) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(k) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(l) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Administrative Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Administrative Agent or Lenders merely because of Administrative Agent’s or any Lender’s involvement in their preparation.

13.3 Notices.

(a) All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. Notices delivered through electronic communications shall be effective to the extent set forth in Section 13.3(b) below. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

The Borrower and the other Credit Parties:

The Newark Group, Inc.

20 Jackson Drive

Cranford, New Jersey 07016

Attention: Mr. Joseph E. Byrne, Vice President and Chief Financial Officer

Telecopier: (908) 276-2888

Telephone: (908) 276-4000

Email: jbyrne@tngus.com

with a copy to:

Lowenstein Sandler PC 65 Livingston Avenue Roseland, New Jersey 07068 Attention: Mr. Daniel J. Barkin Telecopier: (973) 597-2400 Telephone: (973 597-2500 Email: dbarkin@lowenstein.com

The Administrative Agent:

Wachovia Bank, National Association, as Administrative Agent

301 South College Street

NC 0479

Charlotte, North Carolina 28288

Attention: Ms. Lisa Starnes

Telecopier: (704) 383-3612

Telephone: (704) 383-4131

Email: lisag.starnes@wachovia.com

The Lenders:	The address set forth on each Lender’s Administrative Details Form.

(b) Notices and other communications to Lenders and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent or as otherwise determined by Administrative Agent, provided, that, the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Section 2 hereof if such Lender or Issuing Bank, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Unless Administrative Agent otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that, if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an

Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor.

13.4 Partial Invalidity.

If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.5 Confidentiality.

(a) Administrative Agent, each Lender and Issuing Bank shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by any Credit Party pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by such Credit Party to Administrative Agent, such Lender or Issuing Bank, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Administrative Agent, such Lender or Issuing Bank is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or Issuing Bank or to any Affiliate of any Lender so long as such Lender, Participant (or prospective Lender or Participant), Issuing Bank or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 13.5, or (iv) to counsel for Administrative Agent, any Lender, Participant (or prospective Lender or Participant) or Issuing Bank.

(b) In the event that Administrative Agent, any Lender or Issuing Bank receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Administrative Agent or such Lender or Issuing Bank, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent Administrative Agent or such Lender or Issuing Bank determines in good faith that it will not create any risk of liability to Administrative Agent or such Lender or Issuing Bank, Administrative Agent or such Lender or Issuing Bank will promptly notify Borrower of such request so that Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrower of Administrative Agent’s or such Lender’s or Issuing Bank’s expenses, cooperate with Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Borrower so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Administrative Agent or such Lender or Issuing Bank determines in good faith that it will not create any risk of liability to Administrative Agent or such Lender or Issuing Bank.

In no event shall this Section 13.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (iii) to apply to or restrict disclosure of information that has been or is made public by any Credit Party or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (iv) to apply to or restrict disclosure of information that was or becomes available to Administrative Agent, any Lender (or any Affiliate of any Lender) or Issuing Bank on a non-confidential basis from a person other than a Credit Party, (v) to require Administrative Agent, any Lender or Issuing Bank to return any materials furnished by a Credit Party to Administrative Agent, a Lender or Issuing Bank or prevent Administrative Agent, a Lender or Issuing Bank from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Administrative Agent, Lenders and Issuing Bank under this Section 13.5 shall supersede and replace the obligations of Administrative Agent, Lenders and Issuing Bank under any confidentiality letter signed prior to the date hereof or any other arrangements concerning the confidentiality of information provided by any Credit Party to Administrative Agent or any Lender. In addition, Administrative Agent and Lenders may disclose information relating to the Credit Facility to Gold Sheets and other publications, with such information to consist of deal terms and other information customarily found in such publications and that Wachovia may otherwise use the corporate name and logo of the Credit Parties or deal terms in “tombstones” or other advertisements, public statements or marketing materials.

13.6 Successors.

This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Administrative Agent, Lenders, Issuing Bank, the Credit Parties and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Administrative Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement without the prior written consent of Administrative Agent and Borrower, except as provided in Section 13.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of the Credit Parties, Administrative Agent, Lenders and Issuing Bank with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

13.7 Assignments; Participations.

(a) Each Lender may, with the prior written consent of Administrative Agent (which such approval shall not be unreasonably withheld or delayed) and, so long as there is no Default or Event of Default that has occurred and is continuing, the Borrower

(which such approval shall not be unreasonably withheld or delayed), assign all or, if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective until recorded by Administrative Agent on the Register, (ii) Administrative Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $3,500. Administrative Agent shall maintain a register of the names and addresses of Lenders, their Credit-Linked Commitments and the principal amount of their Loans (the “Register”) and (iii) the transfer of the rights and obligations of such Lender will be pro rata between such Lender’s outstanding Term Loans and Credit-Linked Deposit. Administrative Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and any Credit Party, Administrative Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Credit-Linked LOC Obligations) of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(c) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or any of their Subsidiaries or the performance or observance by any Credit Party of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender,

Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Administrative Agent and Lenders may furnish any information concerning any Credit Party in the possession of Administrative Agent or any Lender from time to time to assignees and Participants.

(d) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Credit-Linked Commitments and the Loans owing to it and its participation in the Credit-Linked LOC Obligations, without the consent of Administrative Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Credit-Linked Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Credit Parties, the other Lenders and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, and (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Credit Party hereunder shall be determined as if such Lender had not sold such participation.

(e) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

(f) the Credit Parties shall assist Administrative Agent or any Lender permitted to sell assignments or participations under this Section 13.7 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrower shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of the Credit Parties and their affairs provided, prepared or reviewed by any Credit Party that are contained in any selling materials and all other information provided by it and included in such materials.

(g) Any Lender that is a Issuing Bank may at any time assign all of its Credit-Linked Commitments pursuant to this Section 13.7. If such Issuing Bank ceases to be Lender, it may, at its option, resign as Issuing Bank and such Issuing Bank’s obligations to issue Letters of Credit shall terminate but it shall retain all of the rights and obligations of Issuing Bank hereunder with respect to Letters of Credit outstanding as of the effective date of its resignation and all Credit-Linked LOC Obligations with respect thereto (including the right to require Lenders to fund risk participations in outstanding Credit-Linked LOC Obligations), shall continue.

13.8 Entire Agreement.

This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

13.9 USA Patriot Act.

Each Lender subject to the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”) hereby notifies the Credit Parties that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of the Credit Parties and other information that will allow such Lender to identify such person in accordance with the Act and any other applicable law. The Credit Parties are hereby advised that any Loans or Letters of Credit hereunder are subject to satisfactory results of such verification.

13.10 Counterparts, Etc.

This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

13.11 Parallel Debts.

(a) Without prejudice to the other provisions of this Agreement and the other Financing Agreements and for the purpose of ensuring the validity and effect of any security right governed by Dutch law and granted or to be granted by the Borrower pursuant to the Financing Agreements, the Borrower undertakes, as a separate and independent obligation to Collateral Agent, to pay to Collateral Agent its Parallel Debts.

(b)(i) The Borrower may not pay its Parallel Debts other than at the instruction of, and in the manner determined by, Collateral Agent. All payments to be made by the Borrower under the Financing Agreements shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(ii) Without prejudice to paragraph (i) above, the Borrower shall be obliged to pay its Parallel Debts (or, if the Borrower’s Underlying Debts are due at different times, amounts of its Parallel Debts corresponding to each such Underlying Debts) only when its Underlying Debts have fallen due.

(c) Any payment made, or amount recovered, in respect of the Borrower’s Parallel Debts shall reduce the Borrower’s Underlying Debts to any Lender by the amount which that Lender is entitled to receive out of that payment or recovery under the Financing Agreement.

(d) Each Parallel Debt is a separate and independent obligation and shall not constitute the Collateral Agent and any Lender as joint creditor of any Underlying Debt.

(e) If (notwithstanding Section 13.11(d)) any Parallel Debt constitutes the Collateral Agent as a joint creditor with any Lender, the Collateral Agent may determine (at its discretion) that that Parallel Debt and one or more other Parallel Debts shall be combined into one single Parallel Debt (a “Combined Parallel Debt”), whereupon those Parallel Debts shall be combined into a Combined Parallel Debt:

(i) the amount of which shall be equal to the aggregate of the amounts of the Underlying Debts combined into it;

(ii) which shall, if the Underlying Debts are expressed in different currencies, be expressed in such of those currencies or Euro as the Collateral Agent my determine (and, for this purpose, each Underlying Debt shall be converted into the current of the Combined Parallel Debt in accordance with Section 6.13);

(iii) which shall, if the Underlying Debts combined into it fall due at different times, fall due in parts corresponding to those Underlying Debts; and

(iv) to which this Agreement shall otherwise apply as if the Combined Parallel Debt were a Parallel Debt.

(f) If any Underlying Debt is avoided or reduced other than (i) as a result of payment to, or recovery or discharge by, the Lender to which the Underlying Debt is owed, or (ii) otherwise with the consent of that Lender, then the amount of the Parallel Debt corresponding to that Underlying Debt shall be equal to the amount which the Underlying Debt would have had if the avoidance or reduction had not occurred.

SECTION 14

GUARANTY OF OBLIGATIONS

14.1 The Guaranty.

In order to induce the Lenders to enter into this Agreement with the Borrower or any of its Domestic Subsidiaries and to extend credit hereunder, and in recognition of the direct benefits to be received by Guarantors from the Loans hereunder, each of the Guarantors hereby agrees with Administrative Agent and the Lenders as follows: each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all indebtedness of the Borrower to Administrative Agent, and the Lenders. If any or all of the indebtedness of the Borrower to Administrative Agent and the Lenders becomes due and payable hereunder, each Guarantor unconditionally promises to pay such indebtedness to Administrative Agent and the Lenders, or order, on demand, together with any and all reasonable expenses which may be incurred by Administrative Agent, or the Lenders in collecting any of the indebtedness. The word “indebtedness” is used in this Section 14 in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Borrower, including all Obligations, arising in connection with this Agreement, or the other Financing Agreements, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable. The Guaranty set forth in this Section 14 is a guaranty of timely payment and not of collection.

Notwithstanding any provision to the contrary contained herein or in any other of the Financing Agreements, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the United States Bankruptcy Code).

14.2 Bankruptcy.

Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all indebtedness of the Borrower to the Lenders whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 10.1(g) or (h), and unconditionally promises to pay such indebtedness to Administrative Agent for the account of the Lenders, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to Administrative Agent, or any Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to Borrower or a Guarantor, the estate of Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

14.3 Nature of Liability.

The liability of each Guarantor hereunder is exclusive and independent of any security for or other Guaranty of the indebtedness of the Borrower whether executed by any such Guarantor, any other Guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by Borrower or by any other party, (b) any other continuing or other Guaranty, undertaking or maximum liability of a Guarantor or of any other party as to the indebtedness of the Borrower, (c) any payment on or in reduction of any such other Guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by Borrower, or (e) any payment made to Administrative Agent, or any Lenders on the indebtedness which Administrative Agent, or such repay the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

14.4 Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or Borrower is joined in any such action or actions.

14.5 Authorization.

Each of the Guarantors authorizes Administrative Agent, and each Lender without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the indebtedness or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of the Guaranty or the indebtedness and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors.

14.6 Reliance.

It is not necessary for Administrative Agent, or the Lenders to inquire into the capacity or powers of Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

14.7 Waiver.

(a) Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require Administrative Agent, or any Lender to (i) proceed against Borrower, any other Guarantor or any other party, (ii) proceed against or exhaust any security held from Borrower, any other Guarantor or any other party, or (iii) pursue any other remedy in Administrative Agent’s, or any Lender’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of Borrower, any other Guarantor or any other party other than payment in full of the indebtedness, including, without limitation, any defense based on or arising out of the disability of Borrower, any other Guarantor or any other party, or the unenforceability of the indebtedness or any part thereof from any cause, or the cessation from any cause of the liability of Borrower other than payment in full of the indebtedness. Administrative Agent or any of the Lenders may, at their election, exercise any right or remedy Administrative Agent and any Lender may have against Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the indebtedness has been paid. Each of the Guarantors waives any defense arising out of any such election by Administrative Agent and each of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Guarantors against Borrower or any other party.

(b) Each of the Guarantors waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of the Guaranty, and notices of the existence, creation or incurring of new or additional indebtedness. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the indebtedness and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of the Guaranty (whether contractual, under Section 509 of the United States Bankruptcy Code, or otherwise) to the claims of the Lenders against Borrower or any other Guarantor of the indebtedness of Borrower owing to the Lenders (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of the Guaranty until such time as the Loans hereunder shall have been paid and the Credit-Linked Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which Administrative Agent, or the Lenders now has or may hereafter have against any Other Party, any endorser or any other Guarantor of all or any part of the indebtedness of Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders to secure payment of the indebtedness of Borrower until such time as the Loans hereunder shall have been paid and the Credit-Linked Commitments have been terminated.

14.8 Limitation on Enforcement.

The Lenders agree that this Guaranty may be enforced only by the action of Administrative Agent acting upon the instructions of the Required Lenders and that no Lender shall have any right individually to seek to enforce or to enforce the Guaranty, it being understood and agreed that such rights and remedies may be exercised by Administrative Agent for the benefit of the Lenders under the terms of this Agreement. The Lenders further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of Guarantors.

14.9 Confirmation of Payment.

Administrative Agent and the Lenders will, upon request after payment in cash in full of the indebtedness and obligations which are the subject of the Guaranty and termination of the Credit-Linked Commitments relating thereto, confirm to the Borrower, the Guarantors or any other Person that such indebtedness and obligations have been paid and the Credit-Linked Commitments relating thereto terminated.

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IN WITNESS WHEREOF, Administrative Agent, Lenders and the Credit Parties have caused these presents to be duly executed as of the day and year first above written.

COMPANY:	THE NEWARK GROUP, INC., a New Jersey corporation

	By:	/s/ Joseph E. Byrne
	Name:	Joseph E. Byrne
	Title:	Vice President, Chief Financial Officer and Assistant Treasurer

GUARANTORS:	RIDGE FINANCE CORP., a Delaware corporation

	By:	/s/ Joseph E. Byrne
	Name:	Joseph E. Byrne
	Title:	Vice President, Chief Financial Officer and Assistant Treasurer

NP COGEN, INC., a California corporation

	By:	/s/ Joseph E. Byrne
	Name:	Joseph E. Byrne
	Title:	Vice President, Chief Financial Officer and Assistant Treasurer

AGENT AND LENDERS:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, Control Agent and a Lender

	By:	/s/ Andrew G. Payne
	Name:	Andrew G. Payne
	Title:	Director